                           OFFER TO PURCHASE FOR CASH

                     ALL OUTSTANDING SHARES OF COMMON STOCK

                                       OF

                               SAFETY 1(ST), INC.
                                       AT

                             $13.875 NET PER SHARE

                                       BY

                      DIAMOND ACQUISITION SUBSIDIARY INC.

                          A WHOLLY OWNED SUBSIDIARY OF

                             DOREL INDUSTRIES INC.
         THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
   NEW YORK CITY TIME, ON MONDAY, JUNE 5, 2000, UNLESS THE OFFER IS EXTENDED

    THE OFFER IS BEING MADE PURSUANT TO THE TERMS OF AN AGREEMENT AND PLAN OF MERGER DATED AS OF APRIL 22, 2000 (THE "MERGER AGREEMENT") AMONG DOREL INDUSTRIES INC. ("DOREL"), DIAMOND ACQUISITION SUBSIDIARY INC. ("PURCHASER") AND SAFETY 1(ST), INC. ("SAFETY 1(ST)").

    THE BOARD OF DIRECTORS OF SAFETY 1(ST) HAS UNANIMOUSLY DETERMINED THAT THE MERGER AGREEMENT (AS DEFINED HEREIN) AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING EACH OF THE OFFER AND THE MERGER (EACH AS DEFINED HEREIN) ARE FAIR TO, AND IN THE BEST INTEREST OF, THE HOLDERS OF SHARES, HAS APPROVED, ADOPTED AND DECLARED ADVISABLE THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING EACH OF THE OFFER AND THE MERGER, AND RECOMMENDS THAT THE HOLDERS OF SHARES ACCEPT THE OFFER AND TENDER SHARES PURSUANT TO THE OFFER.
                         ------------------------------

    THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE HAVING BEEN VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER AT LEAST THE NUMBER OF SHARES THAT SHALL CONSTITUTE TWO-THIRDS OF THE THEN OUTSTANDING SHARES ON A FULLY DILUTED BASIS (INCLUDING, WITHOUT LIMITATION, ALL SHARES ISSUABLE UPON THE CONVERSION OF ANY CONVERTIBLE SECURITIES OR UPON THE EXERCISE OF ANY OPTIONS (THE "MINIMUM CONDITION") AND (II) ANY APPLICABLE WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED (THE "HSR ACT"), HAVING EXPIRED OR BEEN TERMINATED, PRIOR TO THE EXPIRATION OF THE OFFER (THE "HSR CONDITION"). THE OFFER IS ALSO SUBJECT TO CERTAIN OTHER CONDITIONS CONTAINED IN THIS OFFER TO PURCHASE. SEE SECTIONS 1 AND 14, WHICH SET FORTH IN FULL THE CONDITIONS TO THE OFFER.
                      ------------------------------------

                                   IMPORTANT

    Any stockholder desiring to tender all or any portion of such stockholder's Shares should either (i) complete and sign the accompanying Letter of Transmittal (or a manually signed facsimile thereof) in accordance with the instructions in the Letter of Transmittal and mail or deliver it together with the certificate(s) evidencing tendered Shares, and any other required documents, to the Depositary or tender such Shares pursuant to the procedure for book entry transfer set forth in Section 3 or (ii) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such stockholder. Any stockholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if such stockholder desires to tender such Shares.

    A stockholder who desires to tender Shares and whose certificates evidencing such Shares are not immediately available, or who cannot comply with the procedure for book-entry transfer on a timely basis, may tender such Shares by following the procedure for guaranteed delivery set forth in Section 3.

    Questions or requests for assistance may be directed to the Information Agent at its address and telephone number set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may also be obtained from the Information Agent or from brokers, dealers, commercial banks or trust companies.

                      ------------------------------------

                    The Information Agent for the Offer is:

                                      LOGO

                           [INNISFREE'S LOGO TO COME]

                                  May 8, 2000

                               TABLE OF CONTENTS

                                                                PAGE
                                                                -----
SUMMARY OF THE OFFER........................................        i
INTRODUCTION................................................        1
 1. Terms of the Offer; Expiration Date.....................        2
 2. Acceptance for Payment and Payment for Shares...........        4
 3. Procedures for Accepting the Offer and Tendering
    Shares..................................................        5
 4. Withdrawal Rights.......................................        7
 5. Certain Federal Income Tax Consequences.................        8
 6. Price Range of Shares; Dividends........................        9
 7. Certain Information Concerning Safety 1(st).............        9
 8. Certain Information Concerning Purchaser and Dorel......       11
 9. Financing of the Offer and the Merger...................       12
10. Background of the Offer; Contacts with Safety 1(st); the
    Merger Agreement and Related Agreements.................       13
11. Purpose of the Offer; Plans for Safety 1(st) After the
    Offer and the Merger....................................       24
12. Dividends and Distributions.............................       25
13. Possible Effects of the Offer on the Market for Shares,
    Nasdaq Listing, Margin Regulations and Exchange Act
    Registration............................................       26
14. Certain Conditions of the Offer.........................       26
15. Certain Legal Matters and Regulatory Approvals..........       28
16. Fees and Expenses.......................................       29
17. Miscellaneous...........................................       30
SCHEDULES
       Schedule I.    Information Concerning the Directors
                      and Executive Officers of Dorel and
                      Purchaser.............................      I-1
       Schedule II.   Massachusetts Business Corporation Law
                      -- Dissenters' Rights.................     II-1
       Schedule III.  Schedule of Transactions in Shares
                      During the Past 60 Days...............    III-1

                              SUMMARY OF THE OFFER

     This summary of the offer highlights selected information from this offer to purchase and may not contain all of the information that is important to you. To better understand our offer to stockholders of Safety 1(st), Inc. and for a complete description of the legal terms of the offer, you should read this entire offer to purchase carefully, as well as those additional documents to which we have referred you. Questions or requests for assistance may be directed to the Information Agent at its address and telephone number listed on the back cover of this offer to purchase. All references to "$" are to U.S. dollars unless otherwise indicated.

DOREL AND PURCHASER:       Dorel Industries Inc. ("Dorel") is a corporation
                           incorporated in Quebec, Canada and is a
                           vertically-integrated consumer products manufacturer and distributor specializing in three product areas:
                           ready to assemble ("RTA") furniture, juvenile products and home furnishings. Dorel's products include a wide variety of RTA furniture for home and office use; juvenile furniture and accessories such as infant car seats, strollers, high chairs, toddler beds and cribs; and home furnishings such as metal folding chairs, tables, bunk beds, futons and step stools, as well as a mid-market line of case goods consisting of bedroom sets, wall units and entertainment units. Dorel has commenced this offer to acquire Safety 1(st), Inc. ("Safety 1(st)") through Diamond Acquisition Subsidiary Inc., a
                           Massachusetts corporation ("Purchaser") and a wholly owned subsidiary of Dorel.

TERMS OF THE OFFER:        Purchaser is offering to purchase all the shares of
                           common stock, par value $0.01 per share, of Safety
                           1(st), that are issued and outstanding for $13.875 per share, net to you in cash, upon the terms and subject to the conditions contained in this offer to purchase and in the related letter of transmittal.

BOARD RECOMMENDATION:      The Board of Directors of Safety 1(st) (the "Board")
                           has unanimously:

                           - determined that each of the offer and merger is fair to, and in the best interests of, the stockholders of Safety 1(st);

                           - approved and adopted the merger agreement and the merger; and

                           - recommended that stockholders accept the offer and tender their shares pursuant to the offer.

CONDITIONS TO THE OFFER:   Purchaser is not required to complete the offer
                           unless:

                           - at least two-thirds of the then outstanding shares of Safety 1(st) common stock on a fully diluted basis are validly tendered and not withdrawn prior to the expiration of the offer; and

                           - any applicable waiting period under the HSR Act has expired or been terminated prior to the expiration of the offer.

                           - See Sections 1 and 14 which set forth in full the conditions to the offer.

SOURCE OF FUNDS:           Purchaser will obtain all necessary funds to purchase
                           the shares of Safety 1(st) common stock from Dorel or one of Dorel's other subsidiaries. Dorel has received a commitment letter from Royal Bank of Canada to enter into a credit facility. The funds necessary to complete the offer and the merger will be borrowed under this facility. Obtaining financing is not a condition to the completion of the offer and if funds under the credit facility are not available, Purchaser must find other means to finance the offer and the merger. For a more detailed description of the financing of the offer and the merger, see
                           Section 9.

EXPIRATION OF OFFER:       Unless Purchaser extends the offer, the offer will
                           expire at 12:00 midnight, New York City time, on Monday, June 5, 2000.

EXTENSION OF OFFER:        Purchaser may, without the consent of Safety 1(st),
                           extend the expiration of the offer for up to an additional 40 business days if, on or before Monday, June 5, 2000, any of the conditions to Purchaser's obligation to accept for payment, and to pay for, the shares of Safety 1(st) common stock are not satisfied or waived.

                           Purchaser is required to extend the expiration of the offer if, on Monday, June 5, 2000, the sole condition remaining unsatisfied is the failure of the waiting period under the HSR Act to have expired or been terminated. Purchaser shall extend the offer until the earlier to occur of (i) August 31, 2000 or (ii) the expiration or the termination of the applicable waiting period under the HSR Act.

                           During any such extension of the offer, all tendered shares of Safety 1(st) common stock may be retained by the Depositary on behalf of Purchaser and such shares may not be withdrawn except to the extent you are entitled to withdrawal rights as described in
                           Section 4. See Section 4.

NOTIFICATION OF EXTENSION: Purchaser may effect any extension of the offer by giving oral or written notice of such extension to the Depositary. If Purchaser decides to extend the offer, Purchaser may do so by announcing the extension by issuing a press release by no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

PROCEDURE FOR ACCEPTING THE
  OFFER AND TENDERING
  SHARES: In order for you to validly tender shares of Safety 1(st) common stock pursuant to the offer, you must deliver the following documentation to the Depositary at one of its addresses listed on the back cover of this offer to purchase, prior to the expiration of the offer:

                           - a letter of transmittal (or a manually signed facsimile thereof), properly completed and duly executed (and any other documents required by the letter of transmittal) and share certificates evidencing tendered shares of Safety 1(st) common stock;

                           - in the case of a book-entry transfer, an agent's message (and any other documents required by the letter of transmittal) and a book-entry confirmation (including an agent's message if you have not delivered a letter of transmittal); or

                           - if your share certificates are not immediately available or you cannot deliver the share certificates and all other required documents to the Depositary prior to the expiration of the offer, or you cannot complete the procedure for delivery by book-entry transfer on a timely basis, you may still tender your shares of Safety 1(st) common stock if you comply with the guaranteed delivery procedures described in
                               Section 3 of this offer to purchase.

                           For a detailed description of the procedure for tendering shares of Safety 1(st) common stock, see
                           Section 3.

WITHDRAWAL RIGHTS:         Pursuant to the procedures in Section 4, you may
                           withdraw any tender of shares of Safety 1(st) common stock at any time prior to the expiration of the offer, and, unless Purchaser has previously accepted them pursuant to the offer, you may also withdraw any tender of shares of Safety 1(st) common stock at any time after July 7, 2000. Except as provided in
                           Section 4, tenders of shares of Safety 1(st) common stock are irrevocable.

WITHDRAWAL PROCEDURE:      In order to effectively withdraw your tender of
                           shares of Safety 1(st) common stock, you must provide a timely written or facsimile transmission notice of withdrawal to the Depositary at one of its addresses set forth on the back cover of this offer to purchase. If you tendered shares of Safety 1(st) common stock by giving instructions to a broker or a bank, you must instruct the broker or bank to arrange for the withdrawal of your shares. For more details see Section 4.

MERGER AGREEMENT:          The offer is being made pursuant to a merger
                           agreement which is dated as of April 22, 2000, among Dorel, Purchaser and Safety 1(st). For a more detailed description of the significant terms and conditions of the merger agreement, see Section 10.

FAIRNESS OPINION:          Goldman, Sachs & Co. has delivered to the Board its
                           opinion to the effect that, based upon and subject to various considerations and assumptions set forth in such opinion, the consideration to be received by you pursuant to each of the offer and the merger is fair from a financial point of view. A copy of this opinion is included in Safety 1(st)'s
                           Solicitation/Recommendation Statement on Schedule
                           14D-9, which is being mailed to you concurrently with this offer to purchase. WE ENCOURAGE YOU TO READ THIS
                           OPINION CAREFULLY.

THE MERGER:                As promptly as practicable after the purchase of
                           shares of Safety 1(st) common stock pursuant to the offer and the satisfaction of the other conditions set forth in the merger agreement and in accordance with the relevant provisions of Massachusetts law, Purchaser will merge with and into Safety 1(st).
                           Safety 1(st) will continue as the surviving corporation and will become a wholly owned subsidiary of Dorel.

MERGER CONSIDERATION:      If you decide not to tender your shares in the offer
                           and the merger occurs, you will receive the same amount of cash per share, $13.875 per share (or any greater amount per share paid pursuant to the offer) as if you had tendered your shares in the offer.

STOCKHOLDER APPROVAL:      Under Safety 1(st)'s Articles of Organization and
                           Massachusetts law, the affirmative vote of the holders of at least a majority of the outstanding shares of Safety 1(st) common stock is required to approve and adopt the merger agreement and the merger. Consequently, if Purchaser acquires in the offer at least a majority of the outstanding shares of Safety 1(st) common stock, then Purchaser will have sufficient voting power to approve and adopt the merger agreement and the merger without the vote of any other stockholder. Certain stockholders of Safety
                           1(st), representing approximately 58% of the outstanding shares of common stock of Safety 1(st), have entered into a tender agreement dated April 22, 2000 (the "Tender Agreement"), which obligates each stockholder who signed the Tender Agreement to tender their shares of Safety 1(st) common stock into this offer.

DISSENTERS' RIGHTS:        If you have neither voted in favor of the merger nor
                           consented in writing to the merger and have demanded and perfected your appraisal rights pursuant to the Massachusetts Business Corporation Law, you may be entitled to receive payment of the appraised value of your shares of Safety 1(st) common stock held in accordance with the provisions of the Massachusetts
                           Business Corporation Law. For a more detailed discussion of your appraisal rights in connection with the merger, see Section 11.

MARKET VALUE OF SHARES:    On April 20, 2000, the last full trading day before
                           Purchaser announced its offer to purchase all the shares of Safety 1(st) common stock that are issued and outstanding, the last reported closing price per share of Safety 1(st) common stock was $12.625.
                           Before deciding whether to tender your shares, you should obtain a current market quotation for the shares of Safety 1(st) common stock.

ADDITIONAL INFORMATION:    Any questions or requests for additional information
                           or assistance may be directed to the Information
                           Agent at its address and telephone number on the last page of this offer to purchase.

TO THE HOLDERS OF COMMON STOCK OF SAFETY 1(ST), INC:

                                  INTRODUCTION

     Diamond Acquisition Subsidiary Inc., a Massachusetts corporation ("Purchaser") and a wholly owned subsidiary of Dorel Industries Inc., a Quebec, Canada corporation ("Dorel"), hereby offers to purchase all the shares of common stock, par value $0.01 per share ("Shares"), of Safety 1(st), Inc., a Massachusetts corporation ("Safety 1(st)"), that are issued and outstanding for $13.875 per Share, net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with this Offer to Purchase and any amendments or supplements hereto or thereto, collectively constitute the "Offer"). See Section 8 for additional information concerning Dorel and Purchaser.

     Tendering stockholders will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by Purchaser pursuant to the Offer. However, any tendering stockholder or other payee who fails to complete and sign the Substitute Form W-9 that is included in the Letter of Transmittal may be subject to a required back-up U.S. federal income tax withholding of 31% of the gross proceeds payable to such stockholder or other payee pursuant to the Offer. See Section 5. Purchaser or Dorel will pay all charges and expenses of Harris Trust Company of New York (the "Depositary") and Innisfree M&A Incorporated (the "Information Agent") incurred in connection with the Offer. See Section 16.

     THE BOARD OF DIRECTORS OF SAFETY 1(ST) (THE "BOARD") HAS UNANIMOUSLY DETERMINED THAT THE MERGER AGREEMENT (AS DEFINED BELOW) AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING EACH OF THE OFFER AND THE MERGER (AS DEFINED BELOW) ARE FAIR TO, AND IN THE BEST INTEREST OF, THE HOLDERS OF SHARES, HAS APPROVED, ADOPTED AND DECLARED ADVISABLE THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING EACH OF THE OFFER AND THE MERGER, AND RECOMMENDS THAT HOLDERS OF SHARES ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

     Goldman, Sachs & Co. ("Goldman") has delivered to the Board its opinion to the effect that based upon and subject to various considerations and assumptions set forth in such opinion, the consideration to be received by the stockholders pursuant to each of the Offer and the Merger is fair to the holders of Shares from a financial point of view. A copy of the written opinion of Goldman is contained in Safety 1(st)'s Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9"), which has been filed with the Securities and Exchange Commission (the "Commission") in connection with the Offer and which is being mailed to stockholders concurrently herewith, and stockholders are urged to read such opinion carefully in its entirety for a description of the assumptions made, matters considered and limitations of the review undertaken by Goldman.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE HAVING BEEN VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER AT LEAST THE NUMBER OF SHARES THAT SHALL CONSTITUTE TWO-THIRDS OF THE THEN OUTSTANDING SHARES ON A FULLY DILUTED BASIS (INCLUDING, WITHOUT LIMITATION, ALL SHARES ISSUABLE UPON THE CONVERSION OF ANY CONVERTIBLE SECURITIES OR UPON THE EXERCISE OF ANY OPTIONS) (THE "MINIMUM CONDITION") AND (II) ANY APPLICABLE WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED (THE "HSR ACT"), HAVING EXPIRED OR BEEN TERMINATED, PRIOR TO THE EXPIRATION OF THE OFFER (THE "HSR CONDITION"). THE OFFER IS ALSO SUBJECT TO CERTAIN OTHER CONDITIONS CONTAINED IN THIS OFFER TO PURCHASE. SEE SECTIONS 1 AND 14, WHICH SET FORTH IN FULL THE CONDITIONS TO THE OFFER.

     The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of April 22, 2000 (the "Merger Agreement"), among Dorel, Purchaser and Safety 1(st). The Merger Agreement provides, among other things, that as promptly as practicable after the purchase of Shares pursuant to the Offer and the satisfaction or waiver of the other conditions set forth in the Merger Agreement and in accordance with the relevant provisions of the Massachusetts Business Corporation Law, as amended ("Massachusetts Law"), Purchaser will be merged with and into Safety 1(st) (the "Merger"). As a result of the Merger, Safety 1(st) will continue as the surviving corporation (the "Surviving Corporation") and will become a wholly owned subsidiary of Dorel. At the effective time of the Merger (the "Effective Time"), each Share issued and outstanding immediately prior to the Effective Time (other than Shares held in the treasury of Safety 1(st) and Shares owned by the Purchaser, Dorel or any wholly owned subsidiary of Dorel or of Safety 1(st) and other than Shares held by stockholders who shall have demanded and perfected appraisal rights under Massachusetts Law) shall be canceled and converted automatically into the right to receive $13.875 in cash, or any higher price that may be paid per Share in the Offer, without interest (the "Merger Consideration"). Stockholders who demand and fully perfect appraisal rights under Massachusetts Law will be entitled to receive, in connection with the Merger, cash for the fair value of their Shares as determined pursuant to the procedures prescribed by Massachusetts Law. See Section 11. The Merger Agreement is more fully described in Section 10. Certain federal income tax consequences of the sale of Shares pursuant to the Offer and the Merger, as the case may be, are described in
Section 5.

     The Merger Agreement provides that, promptly upon the purchase by Purchaser of Shares pursuant to the Offer and from time to time thereafter, Dorel shall be entitled to designate up to such number of directors, rounded up to the next whole number, on the Board as will give Dorel representation on the Board equal to the product of the total number of directors on the Board (giving effect to the directors elected pursuant to this section) multiplied by the percentage that the aggregate number of Shares then beneficially owned by Purchaser or any affiliate of Purchaser following such purchase bears to the total number of Shares then outstanding. In the Merger Agreement, Safety 1(st) has agreed, at such time, promptly to take all actions necessary to cause Dorel's designees to be elected as directors of Safety 1(st), including increasing the size of the Board or securing the resignations of incumbent directors, or both.

     The consummation of the Merger is subject to the satisfaction or waiver of certain conditions, including the consummation of the Offer, and the approval and adoption of the Merger Agreement and the Merger by the requisite vote of the stockholders of Safety 1(st). For a more detailed description of the conditions to the Merger, see Section 10. Under Safety 1(st)'s Articles of Organization and Massachusetts Law, the affirmative vote of the holders of at least a majority of the outstanding Shares is required to approve and adopt the Merger Agreement and the Merger. Consequently, if Purchaser acquires (pursuant to the Offer or otherwise) at least a majority of the outstanding Shares, then Purchaser will have sufficient voting power to approve and adopt the Merger Agreement and the Merger without the vote of any other stockholder. See Sections 10 and 11.

     Safety 1(st) has advised Dorel and Purchaser that as of May 1, 2000, 8,680,682 Shares were issued and outstanding and there were outstanding options to purchase an aggregate of 2,540,934 Shares. The Merger Agreement provides, among other things, that Safety 1(st) will not, without the prior written consent of Dorel, issue any additional Shares (except on the exercise of outstanding options and as otherwise permitted under the Merger Agreement). Based on the foregoing, and assuming that all outstanding options are exercised, the Minimum Condition would be satisfied if Purchaser acquired 7,481,077 Shares.

     No appraisal rights are available in connection with the Offer; however, stockholders may have appraisal rights in connection with the Merger. See
Section 11.

     THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

1.   TERMS OF THE OFFER; EXPIRATION DATE

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), Purchaser will accept for payment and pay for all Shares validly tendered (and not withdrawn in accordance with the procedures set forth in Section 4) on or prior to the Expiration Date. "Expiration Date" means 12:00 midnight, New York City time, on Monday, June 5, 2000, unless and until Purchaser (subject to the terms and conditions of the Merger Agreement) shall have extended the period during which the Offer is open, in which case Expiration Date shall mean the latest time and date at which the Offer, as may be extended by Purchaser, shall expire.

     The Offer is subject to the conditions set forth under Section 14, including the satisfaction of the Minimum Condition and the HSR Condition. Subject to the applicable rules and regulations of the Commission and subject to the terms and conditions of the Merger Agreement, Purchaser expressly reserves the right to waive any such condition in whole or in part, in its sole discretion. Subject to the applicable rules and regulations of the Commission and subject to the terms and conditions of the Merger Agreement, Purchaser also expressly reserves the right to change the form or amount payable per Share in the Offer and to make any other changes in the terms and conditions of the Offer; provided, however, that without the prior written consent of Safety 1(st), Dorel shall not amend, or permit to be amended, the Offer to (i) decrease the price per Share payable in the Offer; (ii) change the consideration into a form other than cash, (iii) add any conditions to the obligation of Purchaser to accept for payment and pay for Shares tendered pursuant to the Offer, (iv) amend (other than to waive) the Minimum Condition or the other conditions set forth in Annex A to the Merger Agreement, or (v) reduce the maximum number of Shares to be purchased in the Offer.

     The Merger Agreement provides that Purchaser may, without the consent of Safety 1(st), extend the Offer beyond the scheduled expiration date (the "Expiration Date"), which shall be 20 business days following the commencement of the Offer, if, at the scheduled expiration of the Offer, any of the conditions to Purchaser's obligation to accept for payment Shares, shall not be satisfied or waived, provided, however, that except as set forth below, the Expiration Date, as extended, shall be no later than the date that is 40 business days immediately following the initially scheduled expiration date of the Offer. The Merger Agreement also provides that, if, on the initial scheduled expiration date of the Offer, the sole condition remaining unsatisfied is the failure of the waiting period under the HSR Act to have expired or been terminated, then Purchaser shall extend the Offer until the earlier of (i) August 31, 2000 or (ii) the expiration or termination of the applicable waiting period under the HSR Act. During any such extension, all tendered Shares may be retained by the Depositary on behalf of Purchaser and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in Section 4. Under no circumstances will interest be paid on the purchase price for tendered Shares, whether or not the Offer is extended. Any extension of the Offer may be effected by Purchaser giving oral or written notice of such extension to the Depositary.

     Purchaser shall pay for all Shares validly tendered and not withdrawn in accordance with the procedures set forth in Section 4 promptly following the acceptance of Shares for payment pursuant to the Offer. Notwithstanding the immediately preceding sentence and subject to the applicable rules of the Commission and the terms and conditions of the Offer, Purchaser also expressly reserves the right (i) to delay payment for Shares in order to comply in whole or in part with applicable laws (any such delay shall be effected in compliance with Rule 14e-1(c) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which requires Purchaser to pay the consideration offered or to return Shares deposited by or on behalf of stockholders promptly after the termination or withdrawal of the Offer), (ii) to extend or terminate the Offer and not to accept for payment or pay for any Shares not theretofore accepted for payment or paid for, upon the occurrence of any of the conditions to the Offer specified in Section 14, and (iii) to amend the Offer or to waive any conditions to the Offer in any respect consistent with the provisions of the Merger Agreement described above, in each case by giving oral or written notice of such delay, termination, waiver or amendment to the Depositary and by making public announcement thereof.

     Any such extension, delay, termination, waiver or amendment will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Subject to applicable law (including Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act, which require that material changes be promptly disseminated to stockholders in a manner reasonably designed to inform them of such changes) and without limiting the manner in which Purchaser may choose to make any public announcement, Purchaser will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release.

     If Purchaser makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, Purchaser will extend the Offer to the extent required by Rules l4d-4(c), l4d-6(d) and 14e-1 under the Exchange Act. Subject to the terms of the Merger Agreement, if, prior to the Expiration Date, Purchaser should decide to increase the consideration being offered in the Offer, such increase in the consideration being offered will be applicable to all stockholders whose Shares are accepted for payment pursuant to the Offer and, if at the time notice of any such increase in the consideration being offered is first published, sent or given to holders of such Shares, the Offer is scheduled to expire at any time earlier than the period ending on the tenth business day from and including the date that such notice is first so published, sent or given, the Offer will be extended at least until the expiration of such ten business day period. As used in this Offer to Purchase "business day" has the meaning set forth in Rule 14d-1 under the Exchange Act.

     Safety 1(st) has provided Purchaser with Safety 1(st)'s stockholder list and security position listings, including the most recent list of names, addresses and security positions of non-objecting beneficial owners in the possession of Safety 1(st) for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed by Purchaser to record holders of Shares whose names appear on Safety 1(st)'s stockholder list and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing.

2.   ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment all Shares validly tendered (and not properly withdrawn in accordance with Section 4) prior to the Expiration Date promptly after the occurrence of the Expiration Date. Purchaser shall pay for all Shares validly tendered and not withdrawn promptly following the acceptance of Shares for payment pursuant to the Offer. Notwithstanding the immediately preceding sentence and subject to applicable rules and regulations of the Commission and the terms of the Merger Agreement, Purchaser expressly reserves the right to delay payment for Shares in order to comply in whole or in part with applicable laws, including the HSR Act. See Sections 1 and 15.

     In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the certificates evidencing such Shares (the "Share Certificates") or timely confirmation (a "Book-Entry Confirmation") of a book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedures set forth in Section 3, (ii) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees or an Agent's Message (as defined below), in connection with the book-entry transfer and (iii) any other documents required under the Letter of Transmittal. The term "Agent's Message" means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of the Book-Entry Confirmation which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the Letter of Transmittal and that Purchaser may enforce such agreement against such participant.

     For purposes of the Offer, Purchaser will be deemed to have accepted for payment (and thereby purchased) Shares validly tendered and not properly withdrawn as, if and when Purchaser gives oral or written notice to the Depositary of Purchaser's acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from Purchaser and transmitting such payments to tendering stockholders whose Shares have been accepted for payment. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE FOR SHARES BE PAID, REGARDLESS OF ANY DELAY IN MAKING SUCH PAYMENT.

     If the Purchaser is delayed in its acceptance for payment of, or payment for, Shares or is unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer (including such rights as are set forth in Sections 1 and 15), the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to exercise, and duly exercise, withdrawal rights as described in Section 4.

     If any tendered Shares are not accepted for payment for any reason pursuant to the terms and conditions of the Offer, Share Certificates evidencing unpurchased Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary's account at a Book-Entry Transfer Facility pursuant to the procedure set forth in Section 3, such Shares will be credited to an account maintained at such Book-Entry Transfer Facility), as promptly as practicable following the expiration or termination of the Offer.

     Purchaser reserves the right to transfer or assign, in whole or from time to time in part, to one or more of its affiliates, the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

3.   PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING SHARES

     In order for a holder of Shares to validly tender Shares pursuant to the Offer, the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, together with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message, and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and either (i) the Share Certificates evidencing tendered Shares must be received by the Depositary at such address or such Shares must be tendered pursuant to the procedure for book-entry transfer described below and a Book-Entry Confirmation must be received by the Depositary (including an Agent's Message if the tendering stockholder has not delivered a Letter of Transmittal), in each case prior to the Expiration Date, or (ii) the tendering stockholder must comply with the guaranteed delivery procedures described below.

     THE METHOD OF DELIVERY OF SHARE CERTIFICATES AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE OPTION AND RISK OF THE TENDERING STOCKHOLDER, AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

     Book-Entry Transfer. The Depositary will establish accounts with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make a book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer at the Book-Entry Transfer Facility, the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message, and any other required documents, must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedure described below. DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

     Signature Guarantees. Signatures on all Letters of Transmittal must be guaranteed by a firm which is a member of the Security Transfer Agent Medallion Signature Program, or by any other "eligible guarantor institution," as such term is defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing being referred to as an "Eligible Institution"), except in cases where Shares are tendered (i) by a registered holder of Shares who has not completed either the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. If a Share Certificate is registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or a Share Certificate not accepted for payment or not tendered is to be returned, to a person other than the registered holder(s), then the Share Certificate must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear on the

Share Certificate, with the signature(s) on such Share Certificate or stock powers guaranteed by an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal.

     Guaranteed Delivery. If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's Share Certificates evidencing such Shares are not immediately available or such stockholder cannot deliver the Share Certificates and all other required documents to the Depositary prior to the Expiration Date, or such stockholder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such Shares may nevertheless be tendered, provided that all the following conditions are satisfied:

     (i)   such tender is made by or through an Eligible Institution;

     (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form made available by Purchaser, is received prior to the Expiration Date by the Depositary as provided below; and

     (iii) the Share Certificates (or a Book-Entry Confirmation) evidencing all tendered Shares, in proper form for transfer, in each case together with the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message, and any other documents required by the Letter of Transmittal are received by the Depositary within three Nasdaq National Market ("Nasdaq") trading days after the date of execution of such Notice of Guaranteed Delivery.

     The Notice of Guaranteed Delivery may be delivered by hand or mail or by facsimile transmission to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the form of Notice of Guaranteed Delivery made available by Purchaser.

     In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of the Share Certificates evidencing such Shares, or a Book-Entry Confirmation of the delivery of such Shares, and the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message, and any other documents required by the Letter of Transmittal.

     Determination of Validity. ALL QUESTIONS AS TO THE FORM OF DOCUMENTS AND THE VALIDITY, FORM, ELIGIBILITY (INCLUDING TIME OF RECEIPT) AND ACCEPTANCE FOR PAYMENT OF ANY TENDER OF SHARES WILL BE DETERMINED BY PURCHASER, IN ITS SOLE DISCRETION, WHICH DETERMINATION SHALL BE FINAL AND BINDING ON ALL PARTIES. Purchaser reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of which may, in the opinion of its counsel, be unlawful. Purchaser also reserves the absolute right to waive any condition of the Offer and the Merger Agreement or any defect or irregularity in the tender of any Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. NO TENDER OF SHARES WILL BE DEEMED TO HAVE BEEN VALIDLY MADE UNTIL ALL DEFECTS AND IRREGULARITIES HAVE BEEN CURED OR WAIVED. NONE OF PURCHASER, DOREL OR ANY OF THEIR RESPECTIVE AFFILIATES OR ASSIGNS, THE DEPOSITARY, THE INFORMATION AGENT OR ANY OTHER PERSON WILL BE UNDER ANY DUTY TO GIVE NOTIFICATION OF ANY DEFECTS OR IRREGULARITIES IN TENDERS OR INCUR ANY LIABILITY FOR FAILURE TO GIVE ANY SUCH NOTIFICATION. Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

     A tender of Shares pursuant to any of the procedures described above will constitute the tendering stockholder's acceptance of the terms and conditions of the Offer, as well as the tendering stockholder's representation and warranty to Purchaser that (i) such stockholder has the full power and authority to tender, sell, assign and transfer the tendered Shares (and any and all other Shares or other securities issued or issuable in respect of such Shares), and (ii) when the same are accepted for payment by Purchaser, Purchaser will acquire good and unencumbered title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claims.

     The acceptance for payment by Purchaser of Shares pursuant to any of the procedures described above will constitute a binding agreement between the tendering stockholder and Purchaser upon the terms and subject to the conditions of the Offer.

     Appointment as Proxy. By executing the Letter of Transmittal as set forth above, a tendering stockholder irrevocably appoints designees of Purchaser as such stockholder's agents, attorneys-in-fact and proxies, each with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by Purchaser (and with respect to any and all other Shares or other securities issued or issuable in respect of such Shares on or after April 22, 2000). All such powers of attorney and proxies shall be considered irrevocable and coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, Purchaser accepts such Shares for payment. Upon such acceptance for payment, all prior powers of attorney and proxies given by such stockholder with respect to such Shares (and such other Shares and securities) will be revoked, without further action, and no subsequent powers of attorney or proxies may be given nor any subsequent written consent executed by such stockholder (and, if given or executed, will not be deemed to be effective) with respect thereto. The designees of Purchaser will, with respect to the Shares for which the appointment is effective, be empowered to exercise all voting and other rights of such stockholder as they in their sole discretion may deem proper at any annual or special meeting of Safety 1(st)'s stockholders or any adjournment or postponement thereof, by written consent in lieu of any such meeting or otherwise. Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon Purchaser's payment for such Shares, Purchaser must be able to exercise full voting consent and other rights with respect to such Shares (and such other Shares and securities).

     UNDER THE "BACKUP WITHHOLDING" PROVISIONS OF U.S. FEDERAL INCOME TAX LAW, THE DEPOSITARY MAY BE REQUIRED TO WITHHOLD 31% OF ANY PAYMENTS OF CASH PURSUANT TO THE OFFER. TO PREVENT BACKUP FEDERAL INCOME TAX WITHHOLDING WITH RESPECT TO PAYMENT TO CERTAIN STOCKHOLDERS OF THE PURCHASE PRICE OF SHARES PURCHASED PURSUANT TO THE OFFER, EACH SUCH STOCKHOLDER MUST PROVIDE THE DEPOSITARY WITH SUCH STOCKHOLDER'S CORRECT TAXPAYER IDENTIFICATION NUMBER ("TIN") AND CERTIFY THAT SUCH STOCKHOLDER IS NOT SUBJECT TO BACKUP FEDERAL INCOME TAX WITHHOLDING BY COMPLETING THE SUBSTITUTE FORM W-9 IN THE LETTER OF TRANSMITTAL. FOREIGN STOCKHOLDERS, IF EXEMPT, SHOULD COMPLETE A FORM W-8, CERTIFICATE OF FOREIGN STATUS, A COPY OF WHICH MAY BE OBTAINED FROM THE DEPOSITARY, IN ORDER TO AVOID BACKUP WITHHOLDING. SEE INSTRUCTION 9 OF THE LETTER OF TRANSMITTAL.

4.   WITHDRAWAL RIGHTS

     Tenders of Shares made pursuant to the Offer are irrevocable except that such Shares may be withdrawn pursuant to the procedures set forth below at any time prior to the Expiration Date and, unless theretofore accepted for payment by Purchaser pursuant to the Offer, may also be withdrawn at any time after July 7, 2000. If Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer, the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described in this Section 4, subject to Rule 14e-1(c) under the Exchange Act.

     For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in Section 3, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with the Book-Entry Transfer Facility's procedures.

     ALL QUESTIONS AS TO THE FORM AND VALIDITY (INCLUDING TIME OF RECEIPT) OF ANY NOTICE OF WITHDRAWAL WILL BE DETERMINED BY PURCHASER, IN ITS SOLE DISCRETION, WHOSE DETERMINATION WILL BE FINAL AND BINDING. NONE OF PURCHASER, DOREL OR ANY OF THEIR RESPECTIVE AFFILIATES OR ASSIGNS, THE DEPOSITARY, THE INFORMATION AGENT OR ANY OTHER PERSON WILL BE UNDER ANY DUTY TO GIVE ANY NOTIFICATION OF ANY DEFECTS OR IRREGULARITIES IN ANY NOTICE OF WITHDRAWAL OR INCUR ANY LIABILITY FOR FAILURE TO GIVE ANY SUCH NOTIFICATION.

     Withdrawals of Shares may not be rescinded. Any Shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered at any time prior to the Expiration Date by following one of the procedures described in Section 3.

5.   CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The following is a summary of the principal federal income tax consequences of the Offer and the Merger to holders whose Shares are purchased pursuant to the Offer or whose Shares are converted into the right to receive cash in the Merger (whether upon receipt of the Merger Consideration or pursuant to the proper exercise of dissenter's rights). The discussion applies only to holders of Shares in whose hands Shares are capital assets, and may not apply to Shares received pursuant to the exercise of employee stock options or otherwise as compensation, or to holders of Shares who are not citizens or residents of the United States of America.

     THE TAX DISCUSSION SET FORTH BELOW IS INCLUDED FOR GENERAL INFORMATION PURPOSES ONLY AND IS BASED UPON PRESENT LAW. BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, EACH HOLDER OF SHARES SHOULD CONSULT SUCH HOLDER'S OWN TAX ADVISOR TO DETERMINE THE APPLICABILITY OF THE RULES DISCUSSED TO SUCH STOCKHOLDER AND THE PARTICULAR TAX EFFECTS OF THE OFFER AND THE MERGER, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL AND OTHER TAX LAWS.

     The receipt of the offer price and the receipt of cash pursuant to the Merger (whether as Merger Consideration or pursuant to the proper exercise of dissenter's rights) will be a taxable transaction for federal income tax purposes (and also may be a taxable transaction under applicable state, local and other income tax laws). In general, for federal income tax purposes, a holder of Shares will recognize gain or loss equal to the difference between such holder's adjusted tax basis in the Shares sold pursuant to the Offer or converted to cash in the Merger and the amount of cash received therefor. Gain or loss must be determined separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) sold pursuant to the Offer or converted to cash in the Merger. Such gain or loss will be capital gain or loss. Individual holders will be subject to tax on the net amount of such gain at a maximum rate of 20% provided that the Shares were held for more than 12 months. Shares held less than one year may be subject to ordinary income tax rates of up to 39.6% for individuals. Special rules (and generally lower maximum rates) apply to individuals in lower tax brackets. The deduction of capital losses is subject to certain limitations. Stockholders should consult their own tax advisors in this regard.

     Payments in connection with the Offer or the Merger may be subject to backup withholding at a 31% rate. Backup withholding generally applies if a stockholder (i) fails to furnish such stockholder's social security number or TIN, (ii) furnishes an incorrect TIN, (iii) fails properly to report interest or dividends or (iv) under certain circumstances, fails to provide a certified statement, signed under penalties of perjury, that the TIN provided is such stockholder's correct number and that such stockholder is not subject to backup withholding. Backup withholding is not an additional tax but merely an advance payment, which may be refunded to the extent it results in an overpayment of tax. Certain persons, including corporations and financial institutions generally, are exempt from backup withholding. Certain penalties apply for failure to furnish correct information and for failure to include the reportable payments in income. Each stockholder should consult with such stockholder's own tax advisor as to such stockholder's qualifications for exemption from withholding and the procedure for obtaining such exemption.

6.   PRICE RANGE OF SHARES; DIVIDENDS

     The Shares are listed and principally traded on Nasdaq under the symbol "SAFT". The following table sets forth, for the quarters indicated, the high and low sales prices per Share on Nasdaq as reported by IDD Information Services, Tradeline and the amount of cash dividends paid per Share according to published financial sources.

                                                                 HIGH       LOW      DIVIDENDS
                                                                -------    ------    ---------
1998:
First Quarter...............................................    $ 8.625    $6.000      None
Second Quarter..............................................     10.000     6.625      None
Third Quarter...............................................      7.500     4.750      None
Fourth Quarter..............................................      8.250     2.000      None
1999:
First Quarter...............................................      6.250     2.250      None
Second Quarter..............................................      6.000     3.750      None
Third Quarter...............................................      8.500     4.875      None
Fourth Quarter..............................................      7.940     6.310      None
2000:
First Quarter (through April 20, 2000)......................     12.625     6.063      None

     On April 20, 2000, the last full trading day prior to the announcement of the execution of the Merger Agreement and of Purchaser's intention to commence the Offer, the last reported closing price per Share as reported on Nasdaq was $12.625. On May 5, 2000, the last full trading day prior to the commencement of the Offer, the last reported closing price per Share as reported on Nasdaq was $13.69.

     STOCKHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE SHARES.

7.   CERTAIN INFORMATION CONCERNING SAFETY 1(ST).

     Except as otherwise set forth in this Offer to Purchase, all of the information concerning Safety 1(st) contained in this Offer to Purchase, including financial information, has been furnished by Safety 1(st) or has been taken from or based upon publicly available documents and records on file with the Commission and other public sources. Neither Purchaser nor Dorel assumes any responsibility for the accuracy or completeness of the information concerning Safety 1(st) furnished by Safety 1(st) or contained in such documents and records or for any failure by Safety 1(st) to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to Purchaser or Dorel.

     General. Safety 1(st) is a Massachusetts corporation with its principal executive offices located at 45 Dan Road, Canton, Massachusetts 02021, and its telephone number is (781)364-3100. Safety 1(st) was incorporated in Massachusetts in 1984. In March 1993, Safety 1(st) made its initial public offering of common stock, which trades on Nasdaq under the symbol "SAFT". Safety 1(st) is a leading developer, marketer and distributor of juvenile products offering a line of safety products ranging from items such as outlet plugs and drawer and cabinet locks, to safety gates, bed rails and balcony guards. Safety 1(st)'s first products were the original yellow and black, diamond-shaped "Baby on Board" and "Child on Board" automobile window displays. Safety 1(st) has expanded its product offerings into related categories such as child care, convenience and activity product categories. Among Safety 1(st)'s products are baby monitors, walker alternatives, activity gyms, bath seats, toddler cups, pacifiers, teethers, gates, potty trainers, booster seats, infant health care items, bath accessories, feeding products and travel accessories.

     Certain Projected Financial Data of Safety 1(st). Prior to entering into the Merger Agreement, Dorel conducted a due diligence review of Safety 1(st) and in connection with such review received certain projections of Safety 1(st)'s future operating performance. The projections are included by Dorel and Purchaser in this Offer to Purchase solely because such information was forwarded to Dorel and Purchaser by Safety 1(st). Safety 1(st) does not in the ordinary course publicly disclose projections and these projections were not prepared with a view to public disclosure.

     Safety 1(st) has advised Dorel and Purchaser that these projections were prepared by Safety 1(st)'s management based on numerous assumptions including, among others, projections of revenues, operating income, benefits and other expenses, depreciation and amortization, capital expenditure and working capital requirements. No assurance can be given with respect to any such assumptions. These projections do not give effect to the Offer or the potential combined operations of Dorel and Safety 1(st) or any alterations Dorel may make to Safety 1(st)'s operations or strategy after the consummation of the Offer. The information set forth below is presented for the limited purpose of giving stockholders access to the material financial projections prepared by Safety 1(st)'s management that were made available to Dorel and Purchaser in connection with the Merger Agreement and the Offer.

                                                     YEAR END DECEMBER 31
                          ---------------------------------------------------------------------------
                          PRO FORMA
                           1999(1)      2000       2001       2002       2003       2004       2005
                          ---------   --------   --------   --------   --------   --------   --------
                                     (IN THOUSANDS OF DOLLARS, UNLESS OTHERWISE INDICATED)
Net Sales..............   $157,156    $180,729   $207,839   $228,623   $251,485   $276,633   $304,297
Growth Rate............      29.6%       15.0%      15.0%      10.0%      10.0%      10.0%      10.0%
Gross Profit...........   $ 61,067    $ 68,858   $ 79,187   $ 87,105   $ 95,816   $105,397   $115,937
GP%(2).................      38.8%       38.1%      38.1%      38.1%      38.1%      38.1%      38.1%
SG&A...................   $ 44,988    $ 48,108   $ 52,120   $ 55,074   $ 60,082   $ 65,336   $ 70,578
SG&A%(2)...............      28.6%       26.6%      25.1%      24.1%      23.9%      23.6%      23.2%
EBITDA.................   $ 23,386    $ 28,445   $ 35,813   $ 37,632   $ 41,534   $ 45,861   $ 50,659
% growth...............     117.4%       21.6%      25.9%       5.1%      10.4%      10.4%      10.5%
EBITDA%(2).............      14.9%       15.7%      17.2%      16.5%      16.5%      16.6%      16.6%
Capital
  Expenditures(3)......   $  4,050    $  4,050   $  4,050   $  4,550   $  4,850   $  4,850   $  4,850
Net Senior Debt........     54,892      42,088     28,677     18,436      3,143       n.a.       n.a.
Net Senior Debt/
  EBITDA...............      2.35x       1.48x      0.80x      0.49x      0.08x       n.a.       n.a.
Net Total/EBITDA.......      2.35x       1.48x      0.80x      0.49x      0.08x       n.a.       n.a.
EBITDA/Total Interest
  Expense..............      6.13x       6.21x     10.31x     14.39x     20.40x     34.56x     67.06x
Fixed Charge
  Coverage.............      5.07x       3.25x      2.12x      1.74x      1.78x      1.83x      1.81x

---------------

(1) Includes 7 months actual and 5 months projected.

(2) As a percentage of Net Sales.

(3) Includes purchases of property, plant and equipment and $150,000 per year of intangible trademarks/patents.

     Certain matters discussed herein, including, but not limited to these projections, are forward-looking statements that involve risks and uncertainties. Forward-looking statements include the information set forth above under "Certain Projected Financial Data of Safety 1(st)". While presented with numerical specificity, these projections were not prepared by Safety 1(st)in the ordinary course and are based upon a variety of estimates and hypothetical assumptions which may not be accurate, may not be realized, and are also inherently subject to significant business, economic and competitive uncertainties and contingencies, all of which are difficult to predict, and most of which are beyond the control of Safety 1(st). Accordingly, there can be no assurance that any of the projections will be realized and the actual results for the years ending 1999 through 2005 may vary materially from those shown above. Forward-looking statements also include those preceded by, followed by or that include the words "believes", "expects", "anticipates" or similar expressions.

     In addition these projections were not prepared in accordance with generally accepted accounting principles, and neither Safety 1(st)'s nor Dorel's independent accountants have examined or compiled any of these projections or expressed any conclusion or provided any other form of assurance with respect to these projections and accordingly assume no responsibility for these projections. These projections were prepared with a limited degree of precision and were not prepared with a view to public disclosure or compliance with the published guidelines of the Commission or the guidelines established by the American Institute of Certified Public Accountants regarding projections, which would require a more complete presentation of data than as shown above. The inclusion of these projections herein should not be regarded as a representation by Dorel and Purchaser or any other person that the projected results will be achieved. These projections should be read in conjunction with the historical financial information of Safety 1(st). Neither Dorel nor Purchaser assumes any responsibility for the accuracy or validity of the foregoing projections.

     Available Information. Safety 1(st) is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Information as of particular dates concerning Safety 1(st)'s directors and officers, their remuneration, stock options granted to them, the principal holders of Safety 1(st)'s securities and any material interest of such persons in transactions with Safety 1(st) is required to be disclosed in proxy statements distributed to Safety 1(st)'s stockholders and filed with the Commission. Such reports, proxy statements and other information should be available for inspection at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and also should be available for inspection at the Commission's regional offices located at Seven World Trade Center, 13th Floor, New York, New York 10048 and the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such materials may also be obtained by mail, upon payment of the Commission's customary fees, by writing to its principal office at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a World Wide Website on the Internet at http://www.sec.gov that contains reports and other information regarding issuers that file electronically with the Commission.

8.   CERTAIN INFORMATION CONCERNING PURCHASER AND DOREL

     General. Purchaser is a newly incorporated Massachusetts corporation organized in connection with the Offer and the Merger and has not carried on any activities other than in connection with the Offer and the Merger. The principal offices of Purchaser are located at c/o CT Corporation Systems, 101 Federal Street, Suite 300, Boston, MA 02110, and its telephone number is (617) 757-6401. Purchaser is a wholly owned subsidiary of Dorel.

     Until immediately prior to the time that Purchaser will purchase Shares pursuant to the Offer, it is not anticipated that Purchaser will have any significant assets or liabilities or engage in activities other than those incident to its formation and capitalization and the transactions contemplated by the Offer and the Merger. Because Purchaser is newly formed and has minimal assets and capitalization, no meaningful financial information regarding Purchaser is available.

     Dorel is a corporation organized under the laws of Quebec, Canada. Its principal offices are located at 1255 Greene Avenue, Suite 300, Westmount, Quebec, Canada H3Z 2A4, Canada. Dorel is a vertically-integrated consumer products manufacturer and distributor specializing in three product areas: ready to assemble ("RTA") furniture, juvenile products and home furnishings. Dorel's products include a wide variety of RTA furniture for home and office use; juvenile furniture and accessories such as infant car seats, strollers, high chairs, toddler beds and cribs; and home furnishings such as metal folding chairs, tables, bunk beds, futons and step stools, as well as a mid-market line of case goods consisting of bedroom sets, wall units and entertainment units. The common shares of Dorel are listed for trading on the Toronto Stock Exchange and Nasdaq.

     The name, citizenship, business address, business telephone number, principal occupation or employment, and five-year employment history for each of the directors and executive officers of Purchaser and Dorel and certain other information are set forth in Schedule I hereto. Except as described in this Offer to Purchase and in Schedule I hereto, none of Dorel, Purchaser or, to the best knowledge of such corporations, any of the persons listed on Schedule I to the Offer of Purchase has during the last five years (i) been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or
(ii) been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws or finding any violation of such laws.

     Except as described in this Offer to Purchase, (i) none of Purchaser, Dorel nor, to the best knowledge of Purchaser and Dorel, any of the persons listed in
Schedule I to this Offer to Purchase or any associate or majority owned subsidiary of Purchaser, Dorel or any of the persons so listed, beneficially owns or has any right to acquire any Shares and (ii) none of Purchaser, Dorel nor, to the best knowledge of Purchaser and Dorel, any of the persons or entities referred to above nor any director, executive officer or subsidiary of any of the foregoing has effected any transaction in the Shares during the past 60 days.

     Except as provided in the Merger Agreement and as otherwise described in this Offer to Purchase, none of Purchaser, Dorel nor, to the best knowledge of Purchaser and Dorel, any of the persons listed in Schedule I to this Offer to Purchase, has any agreement, arrangement, understanding, whether or not legally enforceable, with any other person with respect to any securities of Safety 1(st), including, but not limited to, the transfer or voting of such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations. Except as set forth in this Offer to Purchase, since April 22, 1998, neither Purchaser nor Dorel nor, to the best knowledge of Purchaser and Dorel, any of the persons listed on Schedule I hereto, has had any transaction with Safety 1(st) or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the Commission applicable to the Offer. Except as set forth in this Offer to Purchase, since April 22, 1998, there have been no negotiations, transactions or material contacts between any of Purchaser, Dorel, or any of their respective subsidiaries or, to the best knowledge of Purchaser and Dorel, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and Safety 1(st) or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer for or other acquisition of any class of Safety 1(st')s securities, an election of Safety 1(st)'s directors or a sale or other transfer of a material amount of assets of Safety 1(st).

9.   FINANCING OF THE OFFER AND THE MERGER

     The total amount of funds required by Purchaser to consummate the Offer and the Merger and to pay related fees and expenses is estimated to be approximately $145 million.

     The Offer is not conditioned upon any financing arrangements. Purchaser will obtain all necessary funds from Dorel or its affiliates. Dorel intends to provide such funds from a new credit facility to be provided by a syndicate of financial institutions arranged through the Royal Bank of Canada.

     Dorel has received a commitment letter from Royal Bank of Canada (the "Commitment Letter") for a credit agreement among Dorel Investments L.P., Dorel U.S.A. Inc. and certain operating companies in the United States, being all wholly owned subsidiaries of Dorel, as borrowers (collectively, the "Borrowers", individually, a "Borrower"), Dorel, Dorel Atlantic Co., Dorel Capital LLC and all wholly owned Restricted Subsidiaries of Dorel (as defined in the Commitment Letter), as guarantors, and a syndicate of financial institutions for which the Royal Bank of Canada will act as administrative agent (the "Agent"). The maximum amount of borrowings available under this facility (the "Facility") will be $250,000,000. Funds under the Facility will be available to finance the Offer and the Merger, refinance existing Safety 1(st) debt, refinance certain portions of existing debt of Dorel, finance reasonable fees and expenses related to the Offer and the Merger and for general corporate purposes, including working capital. In addition, the Borrowers' ability to borrow under the Facility is conditioned on the satisfaction of customary conditions, including without limitations (a) that no events have occurred with respect to Dorel, the Borrowers or the Restricted Subsidiaries since their last fiscal quarterly reports which would be reasonably likely to have a material adverse effect on Dorel and its Restricted Subsidiaries, taken as a whole or on Safety 1(st) and its subsidiaries, taken as a whole, and (b) that there is no undisclosed litigation or new litigation involving Safety 1(st) since March 30, 2000 which would be reasonably likely to have a material adverse effect on Safety 1(st) and its subsidiaries, taken as a whole or on Dorel and its Restricted Subsidiaries, taken as a whole. The Agent's commitment to provide the Facility is subject to there being no material adverse change in the financial condition of Dorel or the Borrowers or in the North American bank loan syndication markets. Dorel anticipates that any indebtedness incurred through borrowings under the Facility will be repaid from a variety of sources, which may include, but may not be limited to, funds generated internally by Dorel and its affiliates (including, following the Merger, funds generated by Safety 1(st)) and sales of equity or debt securities of Dorel or its affiliates in private or public offerings. No decision has been made concerning the method Dorel will employ to repay such indebtedness. Such decision will be made based on Dorel's review from time to time of the advisability of particular actions, as well as on prevailing interest rates and financial and other economic conditions and such other factors as Dorel may deem appropriate. The preceding summary of the Commitment Letter is qualified in its entirety by reference to the Commitment Letter which is incorporated herein by reference, and a copy of which has been filed as an exhibit to the Tender Offer Statement on Schedule TO (the "Schedule TO") filed with the Commission by Purchaser and Dorel in connection with the Offer. Dorel has not made alternative financing arrangements in the event funds under the Facility are not available.

10. BACKGROUND OF THE OFFER; CONTACTS WITH SAFETY 1(ST); THE MERGER AGREEMENT AND RELATED AGREEMENTS

     BACKGROUND OF THE OFFER AND CONTACTS WITH SAFETY 1(ST)

     During the summer of 1998, Safety 1(st) initiated a process with its investment banker, Goldman, to explore opportunities to enhance shareholder value through the possible sale of Safety 1(st) in a limited auction process. At that time, a number of parties expressed interest in acquiring Safety 1(st) and discussions were held with, among others, Bidder A, the corporate parent of a leading industry competitor, and Bidder B, a buyout firm. During the first quarter of 1999, the Board terminated these discussions after determining that the discussions were not likely to yield a price that adequately reflected the long-term value of Safety 1(st).

     On October 23, 1999, the President of Bidder A's subsidiary contacted Michael Lerner, Chairman and Chief Executive Officer of Safety 1(st), and expressed interest in renewing discussions regarding a strategic combination of the two companies. As a result of that conversation, senior executives of Bidder A met with Mr. Lerner and Richard E. Wenz, President and Chief Operating Officer of Safety 1(st) on November 2, 1999. During this meeting, the participants discussed the status of Safety 1(st)'s overall business as well as recent business developments. Following the discussion, the parties agreed to consider further the possibility of a business combination and to contact each other again if they were interested in pursuing such a transaction. On November 18, 1999, during a regularly scheduled meeting of the Board, as part of a general discussion about Safety 1(st)'s stock price and business prospects, Mr. Lerner briefed the Board concerning the meeting with Bidder A and the potential for renewed interest in a strategic transaction.

     In a telephone conversation with Michael Lerner on December 21, 1999, the President of Bidder A's subsidiary re-emphasized Bidder A's interest in continuing discussions concerning a potential business combination between the two companies. In the same conversation, he also indicated that Bidder A's initial indication of a proposed value of Safety 1(st) would be provided by mid-January 2000. Following this conversation, Safety 1(st) informed Goldman of Bidder A's renewed interest and Goldman became actively involved in advising Safety 1(st) concerning this renewed interest in a strategic transaction. During the week of January 10, 2000, Bidder B indicated to Messrs. Lerner and Wenz that it was interested in renewing discussions concerning pursuing a strategic transaction with Safety 1(st) and developing a formal proposal to acquire Safety 1(st) at a price of approximately $10 per share in a leveraged recapitalization transaction that would include a management rollover of equity.

     On January 20, 2000, the Board met telephonically to receive an update from Mr. Lerner regarding Safety 1(st) and its strategic alternatives, including the potential sale of Safety 1(st) to Bidder A or Bidder B.

     On January 21, 2000, Bidder A provided to Safety 1(st) a request for selected information for due diligence purposes. On February 3, 2000, senior management of Safety 1(st) and representatives of Goldman had a conference call with the members of Bidder A's acquisition team and their investment banker to discuss various matters relating to the due diligence information request and the proposed due diligence process.

     Also on February 3, 2000, Mr. Lerner received an unsolicited telephone call from Jeff Segel, Vice-President, Sales and Marketing of Dorel, another industry competitor, expressing interest in exploring a strategic combination between Safety 1(st) and Dorel. Mr. Lerner agreed to meet with members of Dorel's senior management on February 5, 2000 to discuss a possible business combination.

     On February 4, 2000, Mr. Lerner received a call from Bidder B emphasizing its high level of interest in acquiring Safety 1(st) and its desire to visit Safety 1(st) to conduct due diligence as soon as possible. Later that same day, the Board met telephonically to discuss the status of negotiations. During the meeting, the Board was updated on the status of Mr. Lerner's discussions with Bidder A, Bidder B and Dorel.

     On February 5, 2000, Mr. Lerner met with Mr. Segel, Martin Schwartz, President and Chief Executive Officer of Dorel and Alan Schwartz, Vice-President, Operations of Dorel. The parties discussed Safety 1(st)'s business operations and prospects and possible synergies and strategic benefits from a business combination between the two companies. Subsequent to the meeting, Dorel informed Mr. Lerner that its preliminary indication of value for Safety 1(st) was approximately $11-12 cash per share. On February 17, 2000, Dorel executed a confidentiality agreement with Safety 1(st) (the "Confidentially Agreement") and, on February 22, 2000, submitted a due diligence request for information to Safety 1(st).

     On February 14, 2000, Safety 1(st) received a due diligence request for information from Bidder B. Upon receipt of a signed confidentiality agreement from Bidder B, Safety 1(st) made due diligence information available to Bidder
B. On February 24, 2000, Bidder A provided Safety 1(st) and Goldman with a letter of interest proposing an acquisition of Safety 1(st) for a price of $11-13 cash per share.

     At a telephonic Board meeting on February 29, 2000, Mr. Lerner updated the Board on the status of discussions involving the potential acquisition of Safety 1(st). On March 1, 2000, Safety 1(st) received a revised due diligence information request from Bidder A and Bidder A executed a confidentiality agreement. On March 2-3, 2000, the acquisition team from Bidder A visited a "data room," which had been established, and conducted due diligence procedures.

     On March 6, 2000, Safety 1(st) received a proposal from Bidder B offering $11 per share and contemplating a management retaining a portion of its equity.

     On March 7, 2000, the senior management of Dorel visited Safety 1(st)'s offices and attended a management presentation by Messrs. Lerner and Wenz. Subsequently, during the weeks of March 7 and March 14, representatives from Dorel and their acquisition team visited Safety 1(st)'s "data room" and performed additional due diligence.

     During a telephonic meeting on March 8, 2000, Mr. Lerner updated the Board with respect to the status of ongoing due diligence by the interested parties. At this meeting, the Board agreed to meet via telephone once a week while discussions of a possible acquisition were actively continuing. At this stage, the Board believed that discussions should continue in the context of negotiations over definitive documentation and, in connection with these negotiations, on March 8, 2000, Safety 1(st)'s counsel, Goodwin, Procter & Hoar LLP distributed a draft merger agreement to each of Bidder A and Dorel.

     Following consultation with Goldman, Mr. Lerner met with the senior management of Dorel in Montreal on March 14, 2000 to discuss the possible synergies and opportunities that could result from a combination of Safety 1(st) and Dorel. On a March 15, 2000 conference call, the Board was updated on the status of discussions with Dorel.

     On March 20, 2000, after consultation with Goldman, Mr. Lerner discussed with Bidder B the proposed terms of its offer to acquire Safety 1(st). Given that $11 per share appeared to be the upper limit of the range that Bidder B could offer and that the proposal would require that management retain its equity in connection with the transaction, the parties agreed to terminate discussions at that time.

     During a telephonic meeting on March 22, 2000, Mr. Lerner updated the Board on the ongoing due diligence activities of both Bidder A and Dorel and Safety 1(st)'s response to Bidder B's offer. On March 28, 2000, senior management of Bidder A and its subsidiary visited Safety 1(st)'s offices and listened to a presentation by senior management concerning Safety 1(st).

     At a telephonic meeting on March 29, 2000, Mr. Lerner updated the Board concerning the ongoing process of due diligence and contract negotiations between Safety 1(st) and each of Bidder A and Dorel. On April 3, 2000, the Board again met to discuss the status of ongoing discussions and negotiations with the three interested parties. At this meeting, Goldman presented an analysis of the financial terms of the three proposals that had been received or were contemplated. Goodwin, Proctor & Hoar LLP reviewed the status of contract negotiations with each of Bidder A and Dorel. Following these presentations, the Board discussed the appropriate strategy for continued discussions with the interested parties.

     A senior executive of Bidder A telephoned Mr. Lerner on April 4, 2000 to make a verbal cash offer of $11.75 per share for the acquisition of Safety 1(st). Subsequently, Safety 1(st) and its counsel engaged in contract negotiations with Bidder A and its counsel that focused on, among other things, the scope of the representations, warranties and covenants contained in the merger agreement, the conditions under which the acquiring party would be obligated to close the tender offer, the obligations of the parties with respect to obtaining antitrust approval, the ability of Safety 1(st) to terminate the merger agreement and to enter into an agreement with a party who made a superior proposal and the amount of the termination fee to be paid to Bidder A in such circumstances.

     On April 10, 2000, the President of Dorel called Mr. Lerner to make a verbal cash offer of $13 per share for the acquisition of Safety 1(st). In the subsequent week, Safety 1(st) and its counsel negotiated with Dorel and its counsel a variety of points raised by Dorel in its response. These discussions focused on, among other things, the conditions under which Dorel would be obligated to close the tender offer, the amount of the termination fee to be paid to Dorel if Safety 1(st) terminated the Merger Agreement in order to enter into an agreement with a party who made a Superior Proposal, and issues relating to Dorel's financing arrangements for the transaction.

     On April 11, 2000, Safety 1(st)'s counsel distributed a revised draft of the Merger Agreement to Dorel and, on April 12, 2000, Safety 1(st)'s counsel distributed a revised draft of the merger agreement to Bidder A. Later on April 12, 2000, the Board held a telephonic meeting and Safety 1(st)'s legal and financial advisors updated the Board on negotiations with both Bidder A and Dorel.

     During the week of April 13, 2000, a senior executive of Bidder A, called Mr. Lerner to inform him that they were contemplating increasing their offer to the mid $12 range.

     On April 13, 2000, Dorel provided Safety 1(st) with a draft of its financing commitment letter. On April 14, 2000, Safety 1(st) and Goldman conveyed to Dorel their comments on the draft of the commitment letter. On April 18, 2000, Dorel provided Safety 1(st) with a final version of the financing commitment letter, which responded to certain of the comments provided to Dorel. Later the same day, Safety 1(st)'s counsel distributed a revised draft of the merger agreement to Dorel.

     On April 19, 2000, after reviewing the status of both offers with Goldman, Mr. Lerner telephoned the Chief Financial Officer of Bidder A and explained that their offer price was lower than another interested party and that more substantial contract points remained unresolved than remained with the other interested party. In response, the Chief Financial Officer of Bidder A suggested that a face-to-face meeting might expedite a resolution of the outstanding contract issues. On the next day, April 20, 2000, members of the Bidder A management team and their outside counsel met with Messrs. Lerner and Wenz, Safety 1(st)'s counsel and a representative of Goldman. The parties made substantial progress in resolving outstanding contract issues, although significant points, including the parties' obligations with respect to obtaining antitrust approval and the amount of the termination fee, remained outstanding at the end of the meeting. Bidder A indicated that they were contemplating raising their offer price and would inform Safety 1(st) the next day if they decided to do so.

     On April 21, 2000, the Board met telephonically to discuss the status of negotiations with the interested parties. Mr. Lerner informed the Board that at Safety 1(st)'s direction, Goldman instructed both Bidder A and Dorel to have their final bids and contracts submitted by 5:00 p.m. on Friday, April 21, 2000. Bidder A responded by increasing its bid to $13.00 per share and Dorel increased its bid to $13.875 per share. Following the receipt of the bids and contracts, additional discussions were held with both parties to evaluate the specifics of their bids.

     A Board meeting was held on Saturday, April 22, 2000 to review the final bids. During the meeting, Goldman presented to the Board an analysis of the financial terms of the final offers of Dorel and Bidder A and commented on the price and structure of the two proposals. Following their presentation, Goldman delivered its oral opinion to the effect that the consideration to be received from Purchaser by Safety 1(st)'s stockholders in the Offer and the Merger was fair from a financial point of view to Safety 1(st)'s stockholders. After extensive discussions among the Board members and Safety 1(st)'s advisors, the Board concluded that Dorel's final bid of $13.875 per share represented a superior price to Bidder A's proposed price of $13.00 per share and the Merger Agreement negotiated with Dorel contained more favorable terms than the one negotiated with Bidder A, particularly with respect to the parties' obligations to obtain antitrust approval. The Board then determined that the Offer and the Merger were fair to and in the best interest of Safety 1(st) and its stockholders, unanimously approved and adopted the Merger Agreement and the transactions contemplated thereby, and recommended that all holders of shares tender their Shares pursuant to the Offer. Subsequently, Dorel, Purchaser and Safety 1(st) executed the Merger Agreement and publicly announced the transaction.

     THE MERGER AGREEMENT

     The following is a summary of certain provisions of the Merger Agreement. This summary is qualified in its entirety by reference to the Merger Agreement, which is incorporated herein by reference, and a copy of which has been filed as an exhibit to the Schedule TO. The Merger Agreement may be examined and copies may be obtained at the places set forth in Section 7. Defined terms used herein and not defined herein shall have the respective meanings assigned to those terms in the Merger Agreement.

     The Offer. The Merger Agreement provides for the commencement of the Offer as soon as practicable after the date of the Merger Agreement. The obligation of Purchaser to accept for payment Shares tendered pursuant to the Offer is subject to the satisfaction of the Minimum Condition and certain other conditions that are described in Section 14 hereof. Purchaser and Dorel have agreed that no change in the Offer may be made which decreases the price per Share payable in the Offer, which changes the consideration into a form other than cash, which reduces the maximum number of Shares to be purchased in the Offer, which imposes additional conditions to the Offer in addition to those set forth in Section 14 or amends the conditions to the Offer set forth in Section 14.

     The Merger. The Merger Agreement provides that, upon the terms and subject to the conditions thereof, and in accordance with Massachusetts Law, Purchaser shall be merged with and into Safety 1(st). As a result of the Merger, the separate corporate existence of Purchaser will cease and Safety 1(st) will continue as the Surviving Corporation and will become a wholly owned subsidiary of Dorel. Upon consummation of the Merger, each issued and then outstanding Share (other than any Shares held in the treasury of Safety 1(st), or owned by Purchaser, Dorel or any direct or indirect wholly owned subsidiary of Dorel or of Safety 1(st) and any Shares which are held by stockholders who have not voted in favor of the Merger or consented thereto in writing and who shall have demanded properly in writing appraisal for such Shares in accordance with Massachusetts Law) shall be canceled and converted automatically into the right to receive the Merger Consideration.

     Pursuant to the Merger Agreement, each share of common stock, no par value, of Purchaser issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

     The Merger Agreement provides that the directors of Purchaser immediately prior to the Effective Time will be the initial directors of the Surviving Corporation and that the officers of Safety 1(st) immediately prior to the Effective Time will be the initial officers of the Surviving Corporation. Subject to the Merger Agreement, at the Effective Time the Articles of Organization of Purchaser, as in effect immediately prior to the Effective Time, will be the Articles of Organization of the Surviving Corporation; provided, however, that, at the Effective Time, Article I of the Articles of Incorporation of the Surviving Corporation will be amended to read as follows: "The name of the corporation is Safety 1(st), Inc." Subject to the Merger Agreement, at the Effective Time, the By-laws of Purchaser, as in effect immediately prior to the Effective Time, will be the By-laws of the Surviving Corporation.

     Stockholders' Meeting. Pursuant to the Merger Agreement, Safety 1(st) shall duly call, give notice of, convene and hold an annual or special meeting of its stockholders as promptly as practicable following consummation of the Offer for the purpose of considering and taking action on the Merger Agreement and the Merger (the "Stockholders' Meeting"). If Purchaser acquires at least a majority of the outstanding Shares, Purchaser will have sufficient voting power to approve the Merger, even if no other stockholder votes in favor of the Merger.

     Proxy Statement. The Merger Agreement provides that Safety 1(st) shall file with the Commission under the Exchange Act a proxy statement and related proxy materials (the "Proxy Statement") with respect to the Stockholders' Meeting and shall cause the Proxy Statement and all required amendments and supplements thereto to be mailed to the holders of Shares. Safety 1(st) has agreed to include in the Proxy Statement the recommendation of the Board that the stockholders of Safety 1(st) approve and adopt the Merger Agreement and the Merger and to obtain such approval and adoption. Dorel and Purchaser have agreed to cause all Shares then owned by them and their subsidiaries to be voted in favor of approval and adoption of the Merger Agreement and the Merger.

     Conduct of Business by Safety 1(st) Pending the Merger. Pursuant to the Merger Agreement, Safety 1(st) has covenanted and agreed that, between the date of the Merger Agreement and the Effective Time, the businesses of Safety 1(st) and its subsidiaries (the "Subsidiaries" and, individually, a "Subsidiary") will be conducted only in, and Safety 1(st) and the Subsidiaries shall not take any action except, in the usual, regular and ordinary course, consistent with past practice, and use their best efforts to preserve intact their present business organizations, keep available the services of their present advisors, managers, officers and employees and preserve their relationships with customers, suppliers, licensors and others having business dealings with them and continue existing contracts as in effect on the date of the Merger Agreement (for the term provided in such contracts).

The Merger Agreement provides that, without limitation, except as contemplated therein or to the extent that Dorel shall otherwise consent in writing, neither Safety 1(st) nor any Subsidiary shall, between the date of the Merger Agreement and the Effective Time, directly or indirectly, do any of the following: (a) split, combine or reclassify any shares of capital stock of Safety 1(st) or declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any shares of capital stock of Safety 1(st), except for dividends paid by any Subsidiary to Safety 1(st) or any Subsidiary that is, directly or indirectly, wholly owned by Safety 1(st); (b) authorize for issuance, issue or sell or agree or commit to issue or sell (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other securities or equity equivalents (including, without limitation, stock appreciation rights) (other than the issuance of Shares upon the exercise of Options outstanding on the date of the Merger Agreement in accordance with their existing terms); (c) acquire, sell, lease, encumber, transfer or dispose of any assets outside the ordinary course of business which are material to Safety 1(st) or any of the Subsidiaries (whether by asset acquisition, stock acquisition or otherwise), except pursuant to obligations in effect on the date of the Merger Agreement or as set forth in the disclosure schedules of the Merger Agreement; (d) except up to $10,000,000 pursuant to credit facilities in existence on the date hereof, incur any amount of indebtedness for borrowed money, guarantee any indebtedness, issue or sell debt securities, make any loans, advances or capital contributions, mortgage, pledge or otherwise encumber any material assets, create or suffer any material lien thereupon other than in the ordinary course of business, except, in each case, pursuant to credit facilities in existence on the date of the Merger Agreement;
(e) except pursuant to any mandatory payments under any credit facilities in existence on April 22, 2000, pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than any payment, discharge or satisfaction (i) in the ordinary course of business consistent with past practice, or (ii) in connection with the Offer and Merger; (f) change any of the accounting principles or practices used by it (except as required by generally accepted accounting principles, in which case written notice will be provided to Dorel and Purchaser prior to any such change); (g) except as required by law, (i) enter into, adopt, amend or terminate any Company Benefit Plan (as defined in the Merger Agreement), (ii) enter into, adopt, amend or terminate any agreement, arrangement, plan or policy between Safety 1(st) or any of the Subsidiaries and one or more of their directors or officers, or (iii) except for normal increases in the ordinary course of business consistent with past practice, increase in any manner the compensation or fringe benefits of any non-executive officer or employee or pay any benefit not required by any Safety 1(st) benefit plan or arrangement as in effect as of April 22, 2000; (h) adopt any amendments to the Articles of Organization or the Bylaws except as expressly provided by the terms of the Merger Agreement; (i) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or reorganization (other than plans of complete or partial liquidation or dissolution of inactive Subsidiaries); (j) settle or compromise any litigation (whether or not commenced prior to April 22, 2000) other than settlements or compromises for litigation where the amount paid (after giving effect to insurance proceeds actually received) in settlement or compromise does not exceed $100,000; (k) amend any term of any outstanding security of Safety 1(st) or any Subsidiary; (l) other than in the ordinary course of business, neither Safety 1(st) nor any Subsidiary shall modify or amend any Material Contract (as defined in the Merger Agreement) to which Safety 1(st) or any Subsidiary is a party or waive, release or assign any material rights or claims under any such Material Contract; (m) authorize, commit to or make any equipment purchases or capital expenditures other than in the ordinary course of business and consistent with past practice; or (n) enter into an agreement to take any of the foregoing actions.

     Board Representation. The Merger Agreement provides that, promptly upon the purchase by Purchaser of Shares pursuant to the Offer, Dorel shall be entitled to designate up to such number of directors, rounded up to the next whole number, on the Board as shall give Dorel representation on the Board equal to the product of the total number of directors on the Board (giving effect to the directors elected pursuant to this sentence), multiplied by the percentage that the total votes represented by such number of Shares purchased by Purchaser bears to the total votes represented by the number of Shares then outstanding. Safety 1(st) shall, upon request by Dorel, promptly increase the size of the Board and/or exercise its best efforts to secure the resignations of such number of its directors as is necessary to enable Dorel's designees to be elected to the Board and shall take all actions to cause Dorel's designees to be so elected to the Board. The Merger Agreement also provides that, at such time, Safety 1(st) shall take all actions to cause persons designated by Dorel to constitute the same percentage (rounded up to the next whole number) as persons designated by Dorel shall constitute of the Board of (i) each committee of the Board, (ii) each board of directors (or similar body) of each Subsidiary, and (iii) each committee (or similar body) of each such board. Notwithstanding the foregoing, in the event that Dorel's designees are elected to the Board, until the Effective Time, Safety 1(st) will have at least two members of the Board who are directors as of the date of the Merger Agreement ("Independent Directors") to remain members of the Board.

     The Merger Agreement provides that, following the election or appointment of Dorel's designees in accordance with the immediately preceding paragraph and prior to the Effective Time, any amendment or termination of the Merger Agreement by Safety 1(st), the exercise or waiver of any of Safety 1(st)'s rights, benefits or remedies under the Merger Agreement or any extension by Safety 1(st) of the time for the performance of any of the obligations of Dorel or Purchaser under the Merger Agreement, will require the affirmative vote of a majority of the Independent Directors.

     In the Merger Agreement, the Company has agreed to take all action required pursuant to Section 14(f) and Rule 14f-1 of the Exchange Act in order to fulfill its obligations under the Merger Agreement, including mailing to stockholders the information required by such Section 14(f) and Rule 14f-1 as is necessary to enable Purchaser's designees to be elected to the Board.

     Access to Information. Pursuant to the Merger Agreement, until the Effective Time, Safety 1(st) shall, and shall cause the Subsidiaries and the officers, directors, employees, auditors and agents of Safety 1(st) and the Subsidiaries to, afford to Dorel and the officers, employees and agents of Dorel complete access at all reasonable times to the officers, employees, agents, properties, books, records and contracts of Safety 1(st) and each Subsidiary, and shall furnish Dorel with such financial, operating and other data and information as Dorel may reasonably request. Dorel and Purchaser have agreed to keep such information confidential, except in certain circumstances as set out in the Confidentiality Agreement (as defined herein).

     No Solicitation of Transactions. Safety 1(st) has agreed that neither it nor any Subsidiary or their respective officers, directors, or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it, directly or indirectly, shall (i) solicit, initiate or encourage (including by way of furnishing non-public information), or take any other action to facilitate, any inquiries or the making of any proposal that constitutes an Acquisition Proposal (as defined herein), or (ii) participate in any discussions or negotiations regarding an Acquisition Proposal. Notwithstanding anything to the contrary in the Merger Agreement, if Safety 1(st) receives an Acquisition Proposal that was unsolicited or that did not otherwise result from a breach of the Merger Agreement, and the Board determines in good faith (after consulting with its outside legal counsel and its financial advisor) that such Acquisition Proposal is reasonably likely to lead to a Superior Proposal (as defined herein), Safety 1(st) (x) may furnish non-public information with respect to Safety 1(st) and the Subsidiaries to the person who made such Acquisition Proposal (a "Third Party") and (y) may participate in negotiations regarding such Acquisition Proposal. Notwithstanding anything to the contrary in the Merger Agreement, Safety 1(st) will notify Dorel after receipt of any Acquisition Proposal, but shall not be required to disclose to Dorel or Purchaser the identity of the Third Party making any such Acquisition Proposal and shall have no duty to notify or update Dorel or Purchaser on the status of discussions or negotiations (including the status of such Acquisition Proposal or any amendments or proposed amendments thereto) between Safety 1(st) and such Third Party.

     Safety 1(st) has represented to Dorel and Purchaser that as of the execution of the Merger Agreement it had terminated any discussions or negotiations relating to, or that may have been reasonably expected to lead to, any Acquisition Proposal and agreed to promptly request the return of all confidential information regarding Safety 1(st) provided to any third party prior to the date of the Merger Agreement pursuant to the terms of any confidentiality agreements.

     Safety 1(st) has also agreed that the Board shall not withdraw or modify, or propose to withdraw or modify, in a manner adverse to Dorel or Purchaser, its approval or recommendation of the Merger Agreement, the Offer or the Merger unless the Board shall have received an Acquisition Proposal reasonably likely to lead to a Superior Proposal and shall have determined in good faith, after consulting with its outside legal counsel and its financial advisor, that the Merger Agreement, the Offer or the Merger is no longer in the best interests of Safety 1(st)'s stockholders and that such withdrawal or modification is required to satisfy its fiduciary duties to Safety 1(st)'s stockholders under applicable law.

     As used herein, the term "Acquisition Proposal" shall mean any proposed or actual (i) merger, consolidation or similar transaction involving Safety 1(st),
(ii) sale, lease or other disposition, directly or indirectly, by merger, consolidation, share exchange or otherwise, of any assets of Safety 1(st) or the Subsidiaries representing 15% or more of the consolidated assets of Safety 1(st) and the Subsidiaries, (iii) issue, sale or other disposition by Safety 1(st) of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing 15% or more of the votes associated with the outstanding securities of Safety 1(st), (iv) tender offer or exchange offer in which any person shall acquire beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act), or the right to acquire beneficial ownership, or any "group" (as such term is defined under the Exchange Act), or the right to acquire beneficial ownership, or any "group" (as such term is defined under the Exchange Act) shall have been formed which beneficially owns or has the right to acquire beneficial ownership of, 15% or more of the outstanding shares of Safety 1(st) common stock, (v) recapitalization, restructuring, liquidation, dissolution, or other similar type of transaction with respect to Safety 1(st) or (vi) transaction which is similar in form, substance or purpose to any of the foregoing transactions; provided however, that the term "Acquisition Proposal" shall not include the Merger and the Offer.

     As used herein, the term "Superior Proposal" shall mean an Acquisition Proposal that the Board determines in good faith, after consulting with its outside legal counsel and its financial advisor, would, if consummated, result in a transaction that is more favorable to the stockholders of Safety 1(st) than the Offer and the Merger.

     Stock Options. The Merger Agreement also provides that each holder of an option ("Option") granted under the Safety 1(st) Stock Option Plans (as defined in the Merger Agreement) that is outstanding (whether or not currently exercisable) as of immediately prior to the date on which Purchaser accepts for payment Shares pursuant to the Offer (the "Acceptance Date") and which has not been exercised or canceled prior thereto shall, on the Acceptance Date, be canceled and in exchange therefor, Purchaser shall pay to the holder thereof, cash in an amount equal to the product of (i) the number of Shares provided for in such Option and (ii) the excess, if any, of the Offer Price over the exercise price per Share provided for in such Option, which cash payment shall be treated as compensation and shall be net of any applicable federal or state withholding tax. Notwithstanding the foregoing, if the exercise price per Share provided for in any Option exceeds the Offer Price, no cash shall be paid with regard to such Option to the holder of such Option. In the Merger Agreement Safety 1(st) agreed to take all actions necessary to ensure that (i) all Options, to the extent not exercised prior to the Acceptance Date, shall terminate and be canceled as of the Acceptance Date and thereafter be of no further force or effect, (ii) no Options are granted after the date of the Merger Agreement, and (iii) as of the Acceptance Date, Safety 1(st) Stock Option Plans and all Options issued thereunder shall terminate.

     Except as may be otherwise agreed to by Dorel or Purchaser and Safety 1(st), the Safety 1(st) Stock Option Plans shall terminate as of the Acceptance Date and the provisions in any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of Safety 1(st) or any of the Subsidiaries shall be of no further force and effect and shall be deemed to be deleted as of the Acceptance Date and no holder of an Option or any participant in any Safety 1(st) Stock Option Plan or any other plans, programs or arrangements shall have any right thereunder to acquire any equity securities of Safety 1(st), the Surviving Corporation or any Subsidiary thereof.

     Directors' and Officers' Indemnification. The Merger Agreement provides for the indemnification of directors and officers of Safety 1(st) by Safety 1(st) prior to the Effective Date and by the Surviving Corporation after the Effective Time, subject to certain conditions.

     The Merger Agreement further provides that Dorel and Purchaser agree that all rights to indemnification existing in favor of, and all limitations on the personal liability of, the directors, officers, employees and agents of Safety 1(st) and the Subsidiaries provided for in the Articles of Organization or Bylaws of Safety 1(st) as in effect as of the date of the Merger Agreement with respect to matters occurring prior to the Effective Time, and including the Offer and the Merger, shall continue in full force and effect for a period of not less then six years from the Effective Time; provided, however, that all rights to indemnification in respect of any claims (each a "Claim") asserted or made within such period shall continue until the disposition of such Claim. Prior to the Effective Time, Safety 1(st) shall purchase an extended reporting period endorsement under Safety 1(st')s existing directors' and officers' liability insurance coverage for Safety 1(st')s directors and officers in a form acceptable to

Safety 1(st) which shall provide such directors and officers with coverage for six years following the Effective Time of not less than the existing coverage under, and have other terms not materially less favorable on the whole to, the insured persons than the directors' and officers' liability insurance coverage presently maintained by Safety 1(st).

     Dorel, Purchaser and Safety 1(st) have also agreed that in the event Dorel or the Surviving Corporation or any of their respective successors or assigns
(a) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or
(b) transfers or conveys all or substantially all of its properties and assets to any person or entity, then and in each such case, proper provision shall be made so that the successors and assigns of Dorel or the Surviving Corporation, as the case may be, shall assume the foregoing indemnity obligations.

     Employee Benefit Arrangements. After the closing of the Merger, Dorel shall cause Purchaser or Safety 1(st) to honor all obligations under (i) the existing terms of the employment and severance agreements to which Safety 1(st)or any Subsidiary is presently a party, except as may otherwise be agreed to by the parties thereto, and (ii) Safety 1(st')s and any Subsidiary's general severance policy. Following the Effective Time, Safety 1(st')s employees will be permitted to participate in the employee benefit plans of Dorel as in effect on the date thereof on terms substantially similar to those provided to employees of Dorel. Until such time as Dorel causes employees of Safety 1(st) to participate in the employee benefit plans of Dorel, employees of Safety 1(st)will continue to participate in the currently existing benefit plans of Safety 1(st) (other than stock option or stock purchase plans) on substantially similar terms to those currently in effect.

     If any employee of Safety 1(st) or any of the Subsidiaries becomes a participant in any employee benefit plan, practice or policy of Dorel, any of its affiliates or the Surviving Corporation, such employee shall be given credit under such plan for all service prior to the Effective Time with Safety 1(st) and the Subsidiaries and prior to the time such employee becomes such a participant, for purposes of eligibility (including, without limitation, waiting periods) and vesting, and such employees will be given credit for such service for purposes of any vacation policy. In addition, if any employees of Safety 1(st) or any of the Subsidiaries employed as of the closing of the Merger become covered by a medical plan of Dorel, any of its affiliates or the Surviving Corporation, such medical plan shall not impose any exclusion on coverage for preexisting medical conditions with respect to these employees.

     Further Action. The Merger Agreement provides that each of the parties thereto shall use its best efforts to take all such action as may be necessary or appropriate in order to effectuate the Merger under Massachusetts Law as promptly as practicable following the purchase of the Shares pursuant to the Offer. If at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of the Merger Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of both of Safety 1(st) and Purchaser, the officers of such corporations are fully authorized in the name of their corporation or otherwise to take, and shall take, all such lawful and necessary action. In addition, to the extent Richard E. Wenz exercises stock options prior to Monday, June 5, 2000, Safety 1(st) agrees to use its best efforts to have him enter into the Tender Agreement (as defined herein) as soon as possible after such exercise.

     Representations and Warranties. The Merger Agreement contains various customary representations and warranties of the parties thereto, including representations by Safety 1(st) as to the absence of certain changes or events concerning Safety 1(st')s business, compliance with law, capitalization, absence of litigation, employee benefit plans, labor matters, property and leases, intellectual property, environmental matters, taxes, material contracts, opinion of financial advisors and brokers.

     Conditions to the Merger. Under the Merger Agreement, the respective obligations of each party to effect the Merger are subject to the satisfaction, at or prior to the Effective Time, of the following conditions: (a) if and to the extent required by Massachusetts Law, the Merger Agreement and the Merger shall have been approved and adopted by the affirmative vote of the stockholders of Safety 1(st); (b) any waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated; (c) all necessary approvals, authorizations and consents of any governmental or regulatory entity required to consummate the Merger shall have been obtained and remain in full force and effect, and all waiting periods relating to such approvals, authorizations and consents shall have expired or been terminated, except where such failure would not have a material adverse effect with respect to Safety 1(st) or Dorel, as the case may be, or would not affect adversely the ability of Safety 1(st) or Purchaser, as the case may be, to consummate the Merger; (d) no statute, order, decree, ruling or permanent injunction shall have been enacted, entered, promulgated or enforced by any governmental entity which prohibits the consummation of the Merger on the terms contemplated by the Merger Agreement; provided that the party seeking to rely upon this condition has fully complied with and performed its obligations to make all necessary filings with applicable governmental entities as required by the Merger Agreement; (e) all consents relating to any Material Contracts set forth in the Merger Agreement that are necessary as a result of the consummation of the transactions contemplated by the Merger Agreement shall have been received; and (f) Dorel, Purchaser or their affiliates shall have purchased all Shares validly tendered and not withdrawn pursuant to the Offer.

     Termination. The Merger Agreement provides that it may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after approval and adoption of the Merger Agreement and the Merger by the stockholders of Safety 1(st) (a) by mutual written consent of each of Dorel, Purchaser and Safety 1(st); or (b) by either Dorel, Purchaser or Safety 1(st)
(i) if any Governmental Entity shall have enacted, entered, promulgated or enforced a final and nonappealable injunction (which injunction the parties hereto shall have used their best efforts to lift), which prohibits the consummation of the Merger on the terms contemplated by the Merger Agreement (provided that the party seeking to rely upon this condition has fully complied with and performed its obligations pursuant to the Merger Agreement), or permanently enjoins the acceptance for payment of, or payment for, Shares pursuant to the Offer or the Merger; (ii) if, without any material breach by the terminating party of its obligations under this Agreement, Dorel or Acquisition Sub shall not have purchased Shares pursuant to the Offer on or prior to the Expiration Date; provided, however, that neither Dorel, Purchaser nor Safety 1(st) shall terminate the Merger Agreement prior to August 31, 2000 if Shares shall not have been purchased by Purchaser by reason of any applicable waiting period (and any extension thereof) under the HSR Act in respect of the Offer not having expired or been terminated or the pendency of a non-final injunction, and Dorel, Purchaser and Safety 1(st) shall use their best efforts to cause such condition to be satisfied (including, without limitation, by complying with the requirements of the FTC or other comparable Governmental Entity to divest of assets or otherwise in connection with the consummation of the Offer and Merger or in settlement of any action brought by it) or have any such injunction stayed or reversed; or (iii) by either Safety 1(st) or Dorel if, at the special meeting of stockholders (including any adjournment or postponement thereof) called pursuant to the Merger Agreement the requisite vote of the stockholders of Safety 1(st) for the Merger shall not have been obtained; (c) by Safety 1(st):
(i) if Parent or Purchaser shall have failed to commence the Offer on or prior to the tenth business day following the date of the initial public announcement of the Offer; (ii) if the Board shall have (A) withdrawn, or modified or changed in a manner adverse to Dorel its approval or recommendation of the Merger Agreement or the Offer, or resolved to do any of the foregoing, and (B) determined in good faith, after consultation with its outside legal counsel and its financial advisor, that an Acquisition Proposal is a Superior Proposal;
(iii) if Dorel or Purchaser shall have breached in any material respect any of their respective representations, warranties, covenants or other agreements contained in the Merger Agreement, which breach cannot be or has not been cured within 30 days after the giving of written notice to Dorel or Purchaser except, in any case, for such breaches which would not affect adversely Dorel's or Purchaser's ability to consummate the Offer or the Merger provided, however, that no cure period shall be applicable to the matters set forth in clause (i) of this paragraph; or (iv) if the Minimum Condition shall not have been satisfied, in which case neither Dorel, Purchaser nor any of their affiliates shall be permitted to accept for payment or pay for any Shares unless and until Safety 1(st) shall have provided Dorel with written notice stating that Safety 1(st) is not exercising its right to terminate the Merger Agreement; (d) by Dorel or Purchaser if: (i) Safety 1(st) shall have breached any representation, warranty, covenant or other agreement contained in the Merger Agreement which breach (A) would give rise to the failure of a condition set forth in paragraph
(b), (c) or (e) of Annex A to the Merger Agreement, and (B) cannot be or has not been cured within 30 days after the giving of written notice to Safety 1(st); or
(ii) if the Board shall have withdrawn, modified or changed in a manner adverse to Dorel its approval or recommendation of the Merger Agreement or the Offer or shall have executed an agreement in principle or definitive agreement relating to an Acquisition Proposal with a person or entity other than Dorel or its affiliates or resolved to do any of the foregoing.

     Effect of Termination. In the event of the termination of the Merger Agreement, the Merger Agreement shall forthwith become null and void and have no effect, and there shall be no liability on the part of any party or its affiliates, trustees, directors, officers or stockholders and all rights and obligations of any party shall cease thereto, except (i) as set forth below under the section entitled "Fees and Expenses" and (ii) nothing in the Merger Agreement shall relieve any party from liability for any breach thereof prior to the date of such termination, provided, however, that the Confidentiality Agreement shall survive any termination of the Merger Agreement.

     Fees and Expenses. The Merger Agreement provides that subject to the termination of the Merger Agreement, whether or not the Merger is consummated, all fees, costs and expenses incurred in connection with this Agreement and the Offer and Merger shall be paid by the party incurring such fees, costs or expenses.

     If Safety 1(st) or Dorel terminates the Merger Agreement because of the Board's decision to withdraw, modify or change in a manner adverse to Dorel its approval or recommendation of the Merger Agreement or the Offer or because Safety 1(st) shall have executed an agreement in principle or definitive agreement relating to an Acquisition Proposal with a person or entity other than Dorel or its affiliates or resolved to do any of the foregoing, then Safety 1(st) shall as soon as possible thereafter pay to Dorel an amount in cash equal to 4% of the sum of (a) the product of (i) the Merger Consideration and (ii) the total number of issued and outstanding Shares, and (b) the amount to be paid for Options pursuant to the Merger Agreement.

     TENDER AGREEMENT

     THE FOLLOWING IS A SUMMARY OF CERTAIN PROVISIONS OF THE TENDER AGREEMENT, DATED AS OF APRIL 22, 2000, AMONG DOREL, PURCHASER AND EACH OF MICHAEL LERNER, MICHAEL BERNSTEIN, DB CAPITAL PARTNERS, INC. (FORMERLY BT CAPITAL PARTNERS, INC.), MARK OWENS AND BEAR, STEARNS & CO., INC. (THE "TENDER AGREEMENT"). THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE TENDER AGREEMENT, WHICH IS INCORPORATED HEREIN BY REFERENCE, AND A COPY OF WHICH HAS BEEN FILED WITH THE COMMISSION AS AN EXHIBIT TO THE SCHEDULE TO. THE TENDER AGREEMENT MAY BE EXAMINED AND COPIES MAY BE OBTAINED AT THE PLACES SET FORTH IN SECTION 7.

     Dorel, Purchaser and each of Michael Lerner, Michael Bernstein, DB Capital Partners, Inc., Mark Owens and Bear, Stearns & Co., Inc. have entered into the Tender Agreement, obligating each of Michael Lerner, Michael Bernstein, DB Capital Partners, Inc., Mark Owens and Bear, Stearns & Co., Inc. to tender their respective Shares pursuant to the Offer. To the extent that Richard Wenz exercises stock options prior to Monday, June 5, 2000, Safety 1(st) agrees to use its best efforts to have him enter into the Tender Agreement as soon as possible after such exercise. The stockholders who have entered into the Tender Agreement represent approximately 58% of the total outstanding shares of Safety 1(st). Pursuant to the Tender Agreement, each of the stockholders has agreed to validly tender and not withdraw, pursuant to and in accordance with the Offer, all of the Shares such stockholder owns as of the date of the Tender Agreement including any additional Shares that such stockholder may own, whether acquired by purchase, exercise of Options or otherwise, at any time prior to the termination of the Tender Agreement. The Tender Agreement terminates at the earlier of the Effective Time and the termination of the Merger Agreement in accordance with the provisions of the Merger Agreement.

     Each stockholder who has signed the Tender Agreement has agreed, at any meeting of the stockholders of Safety 1(st), however called, or in connection with any written consent of the stockholders of Safety 1(st), to vote (or cause to be voted) the Shares (if any) then held of record or beneficially owned by such stockholder, (i) in favor of the Merger, the execution and delivery by Safety 1(st) of the Merger Agreement and the approval of the terms thereof and each of the other actions contemplated by the Merger Agreement and the Tender Agreement and any actions required in furtherance thereof, and (ii) against any Acquisition Proposal and against any action or agreement that would impede, prevent or nullify the Tender Agreement, or result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of Safety 1(st) under the Merger Agreement or which would result in any of the conditions to the Offer or the Merger not being fulfilled.

     Each of the stockholders who has signed the Tender Agreement has agreed not to (i) transfer (which term shall include, without limitation, any sale, gift, pledge or other disposition), or consent to any transfer of, any or all of such stockholder's Shares, Options or any interest therein, (ii) enter into any contract, option or other agreement or understanding with respect to any transfer of any or all of such Shares, Options or any interest therein, (ii) grant any proxy, power-of-attorney or other authorization in or with respect to such Shares or Options, (iv) deposit such Shares or Options into a voting trust or enter into a voting agreement or arrangement with respect to such Shares or Options, or (v) take any other action that would in any way restrict, limit or interfere with the performance of its obligations under the Tender Agreement or the transactions contemplated thereby or by the Merger Agreement.

     Each stockholder who has signed the Tender Agreement has agreed, in its capacity as a stockholder or otherwise, that neither such stockholder nor any of its subsidiaries or affiliates shall (and such stockholder shall use its best efforts to cause its officers, directors, employees, representatives and agents, including, but not limited to, investment bankers, attorneys and accountants, not to), directly or indirectly, encourage, solicit, participate in or initiate discussions or negotiations with, or provide any information to, any corporation, partnership, person or other entity or group (other than Dorel, any of its affiliates or representatives) concerning any Acquisition Proposal or take any other action prohibited by the Merger Agreement. Each stockholder will immediately cease any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal.

     Each stockholder who has signed the Tender Agreement has waived any rights of appraisal or rights to dissent from the Merger that such stockholder may have.

     CONFIDENTIALITY AGREEMENT

     THE FOLLOWING IS A SUMMARY OF CERTAIN PROVISIONS OF THE CONFIDENTIALITY AGREEMENT. THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE CONFIDENTIALITY AGREEMENT, WHICH IS INCORPORATED HEREIN BY REFERENCE, AND A COPY OF WHICH HAS BEEN FILED WITH THE COMMISSION AS AN EXHIBIT TO THE SCHEDULE TO. THE CONFIDENTIALITY AGREEMENT MAY BE EXAMINED AND COPIES MAY BE OBTAINED AT THE PLACES SET FORTH SET FORTH IN SECTION 7.

     On February 17, 2000, Dorel and Safety 1(st), executed a Confidentiality Agreement (the "Confidentiality Agreement"). Pursuant to the terms of the Confidentiality Agreement, Safety 1(st) agreed to provide to Dorel or an affiliate certain confidential and proprietary information concerning Safety 1(st), and, on behalf of itself and any of its affiliates which received any of the confidential information, Dorel agreed among other things: (1) to keep the confidential information confidential, (2) not to use the confidential information for any purpose other than to evaluate a possible acquisition transaction with Safety 1(st), (3) not to disclose the fact that the confidential information had been made available to Dorel and (4) that neither Dorel nor any of its affiliates would in any manner, directly or indirectly, except at the specific invitation of Safety 1(st), for a period of two years after the date of the Confidentiality Agreement, (a) acquire or agree, offer, seek or propose to acquire, or cause to be acquired, ownership (including, but not limited to, beneficial ownership as defined in Rule 13d-1 under the Exchange
Act) of any of the assets or businesses of the Disclosing Party (as defined in the Confidentiality Agreement) or any of its subsidiaries or of any securities of the Disclosing Party or any of its subsidiaries, or any rights or options to acquire any such ownership (including from a third party), except as approved in writing by Safety 1(st), or (b) make, or in any way participate in, any solicitation of proxies (as such terms are used in the Exchange Act) to vote or seek to advise or influence in any manner whatsoever any person or entity with respect to the voting of any securities of the Disclosing Party or any of its subsidiaries, or (c) form, join, or in any way participate in a group (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to any voting securities of the Disclosing Party or any of its subsidiaries, or (d) arrange, or in any way participate in, any financing for the purchase of any voting securities or securities convertible or exchangeable into or exercisable for any voting securities or assets of the Disclosing Party or any of its subsidiaries, or (e) otherwise act, whether alone or in concert with others, to seek to propose to the Disclosing Party or any of its stockholders any merger, business combination, restructuring, recapitalization or similar transaction to or with the Disclosing Party or any of its subsidiaries or otherwise act, whether alone or in concert with others, to seek to control, change or influence the management, board of directors or policies of the Disclosing Party, or nominate any person as a director of the Disclosing Party who is not nominated by the then incumbent directors, or propose any matter to be voted upon by the stockholders of the Disclosing Party, or (f) solicit, negotiate with, or provide any information to, any person with respect to a merger, exchange offer or liquidation of the Disclosing Party or any of its subsidiaries, or any other acquisition of the Disclosing Party or any of its subsidiaries, any acquisition or voting securities of or all or any portion of the assets of the Disclosing Party or any of its subsidiaries, or any other similar transaction, or (g) announce an intention to, or enter into any discussion, negotiations, arrangements or understandings with any third party with respect to, any of the foregoing, or (h) disclose any intention, plan or arrangement inconsistent with the foregoing, or (i) advise, assist or encourage any other person in connection with any of the foregoing.

11. PURPOSE OF THE OFFER; PLANS FOR SAFETY 1(ST) AFTER THE OFFER AND THE MERGER

     Purpose of the Offer. The Offer is being made pursuant to the Merger Agreement. The purpose of the Offer is for Dorel to acquire control of, and the entire equity interest in, Safety 1(st). The purpose of the Merger is for Dorel to acquire all Shares not purchased pursuant to the Offer. Upon consummation of the Merger, Safety 1(st) will become a wholly owned subsidiary of Dorel.

     Under Massachusetts Law, the approval of the Board and the affirmative vote of the holders of two-thirds of the outstanding Shares is required to approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger, unless the Articles of Organization specifically states that the affirmative vote of holders of only a majority of the outstanding votes is required. Safety 1(st)'s Articles of Organization permit approval of the Merger by an affirmative vote of a majority of the outstanding shares of Safety 1(st). The Board has unanimously determined that each of the Offer and the Merger is fair to, and in the best interests of, the holders of Shares, has approved, adopted and declared advisable the Merger Agreement and the Merger (such approval and adoption having been made in accordance with Massachusetts
Law) and recommends that stockholders accept the Offer and tender their Shares pursuant to the Offer. The only remaining required corporate action of Safety 1(st) is the approval and adoption of the Merger Agreement and the Merger by the affirmative vote of the holders of at least a majority of the Shares. Accordingly, if the Minimum Condition is satisfied, Purchaser will have sufficient voting power to cause the approval and adoption of the Merger Agreement and the Merger without the affirmative vote of any other stockholder.

     In the Merger Agreement, Safety 1(st) has agreed to duly call, give notice of, convene and hold an annual or special meeting of its stockholders as promptly as practicable following consummation of the Offer for the purpose of considering and taking action on the Merger Agreement and the Merger. Dorel and Purchaser have agreed that all Shares owned by them and their subsidiaries will be voted in favor of the approval and adoption of the Merger Agreement and the Merger.

     The Merger Agreement provides that, promptly upon the purchase by Purchaser of Shares pursuant to the Offer, Purchaser will be entitled to designate representatives to serve on the Board in proportion to Purchaser's ownership of Shares following such purchase. See Section 10. Purchaser expects that such representation would permit Purchaser to exert substantial influence over Safety 1(st)'s conduct of its business and operations.

     Appraisal Rights. No appraisal rights are available in connection with the Offer. However, if the Merger is consummated, stockholders who have not tendered their Shares will have certain rights under Massachusetts Law to dissent from the Merger and demand appraisal of, and to receive payment in cash of the fair value of, their Shares. Stockholders who perfect such rights by complying with the procedures set forth in Sections 85 to 98 of Massachusetts Law ("Appraisal Sections") will have the "fair value" of their Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) judicially determined and will be entitled to receive a cash payment equal to such fair value for the Surviving Corporation; provided, however, that all Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such Shares under the provisions of Massachusetts Law shall thereupon be deemed to have been canceled and retired and to have been converted, as of the Effective Time, into the right to receive the Merger Consideration, without interest, in the manner provided in the Merger Agreement. Persons who have perfected statutory rights with respect to Dissenting Shares (as defined in the Merger Agreement) as aforesaid will not be paid by the Surviving Corporation as provided in this Agreement and will have only such rights as are provided by the Appraisal Sections of Massachusetts Law with respect to such Dissenting Shares. Notwithstanding anything in the Merger Agreement to the contrary, if Dorel or Purchaser abandons or is finally enjoined or prevented from carrying out, or the stockholders rescind their adoption of, this Agreement, the right of each holder of Dissenting Shares to receive the fair value of such Dissenting Shares in accordance with the provision of Massachusetts Law will terminate, effective as of the time of such abandonment, injunction, prevention or rescission.

     Dorel does not intend to object, assuming the proper procedures are followed, to the exercise of appraisal rights by any stockholder and the demand for appraisal of, and payment in cash for the fair value of, the Shares. Dorel intends, however, to cause the Surviving Corporation to argue in an appraisal proceeding that, for purposes of such proceeding, the fair value of each Share is less than or equal to the Merger Consideration. In this regard, stockholders should be aware that opinions of investment banking firms as to the fairness from a financial point of view (including Goldman's) are not necessarily opinions as to "fair value" under the Appraisal Sections of Massachusetts Law.

     The foregoing summary of the rights of dissenting stockholders under Massachusetts Law does not purport to be a complete statement of the procedures to be followed by stockholders desiring to exercise any dissenters' rights under Massachusetts Law. The preservation and exercise of dissenters' rights require strict adherence to the applicable provisions of Massachusetts Law. The text of the Appraisal Sections of Massachusetts Law is attached to this Offer to Purchase at Schedule II.

     Going Private Transactions. The Commission has adopted Rule 13e-3 under the Exchange Act which is applicable to certain "going private" transactions and which may under certain circumstances be applicable to the Merger or another business combination following the purchase of Shares pursuant to the Offer in which Purchaser seeks to acquire the remaining Shares not held by it. Purchaser believes that Rule 13e-3 will not be applicable to the Merger. Rule 13e-3 requires, among other things, that certain financial information concerning Safety 1(st) and certain information relating to the fairness of the proposed transaction and the consideration offered to minority stockholders in such transaction be filed with the Commission and disclosed to stockholders prior to consummation of the transaction.

     Plans for Safety 1(st). It is expected that, initially following the Merger, the business and operations of Safety 1(st) will, except as set forth in this Offer to Purchase, be continued by Safety 1(st) substantially as they are currently being conducted. Dorel will continue to evaluate the business and operations of Safety 1(st) during the pendency of the Offer and after the consummation of the Offer and the Merger, and will take such actions as it deems appropriate under the circumstances then existing. Dorel intends to seek additional information about Safety 1(st) during this period. Thereafter, Dorel intends to review such information as part of a comprehensive review of Safety 1(st)'s business, operations, capitalization and management with a view to optimizing exploitation of Safety 1(st)'s potential in conjunction with Dorel's businesses. It is expected that the business and operations of Safety 1(st) would form an important part of Dorel's future business plans.

     Except as indicated in this Offer to Purchase, Dorel does not have any present plans or proposals which relate to or would result in (a) any extraordinary corporate transaction, such as a merger, reorganization or liquidation, relocation of any operations of Safety 1(st) or any of its subsidiaries, (b) any purchase, sale or transfer of a material amount of assets, involving Safety 1(st) or any of its subsidiaries, (c) any material change in Safety 1(st)'s present indebtedness, capitalization or dividend policy, (d) any change in the present board of directors or management of Safety 1(st), (e) any other material change in Safety 1(st)'s corporate structure or business, (f) any class of equity security of Safety 1(st) being delisted from a national stock exchange or ceasing to be authorized to be quoted in an automated quotation system operated by a national securities association, (g) any class of equity securities of Safety 1(st) becoming eligible for termination of registration under Section 12(g)(4) of the Exchange Act, (h) the suspension of Safety 1(st)'s obligation to file reports under Section 15(d) of the Act, (i) the acquisition by any person of additional securities of Safety 1(st), or the disposition of securities of Safety 1(st), or (j) any changes in Safety 1(st)'s charter, Articles of Organization, Bylaws or other governing instruments or other actions that could impede the acquisition of control of Safety 1(st).

12. DIVIDENDS AND DISTRIBUTIONS

     As described above, the Merger Agreement provides that, from the date of the Merger Agreement to the Effective Time (unless Dorel agrees otherwise in writing), Safety 1(st) will not, and will not permit any Subsidiary to, declare, set aside or pay any dividend or make any other distribution (whether in cash, stock or property or any combination thereof) with respect to any shares of its capital stock, except for dividends paid by any Subsidiary to Safety 1(st) or any Subsidiary that is directly or indirectly wholly owned by Safety 1(st). Furthermore, Safety 1(st) will not and will not permit its Subsidiaries to (a) adopt any amendments to the Articles of Organization or Bylaws, (b) issue or sell or commit to issue or sell (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other securities or equity equivalents (including, without limitation, stock appreciation rights) other than the issuances of Shares upon the exercise of options outstanding on the date of the Merger Agreement in accordance with their terms on the date of the Merger Agreement,
(c) effect any stock split, combination or reclassification with respect to any shares of capital stock of Safety 1(st) or (d) amend any term of any outstanding security of Safety 1(st) or any Subsidiary.

     In addition, Safety 1(st) will not, and will not permit any Subsidiary to, sell, lease, encumber, transfer or dispose of any assets outside the ordinary course of business which are material to Safety 1(st) or any of the Subsidiaries except pursuant to obligations in effect on the date of the Merger Agreement or as set forth in the Merger Agreement.

13. POSSIBLE EFFECTS OF THE OFFER ON THE MARKET FOR SHARES, NASDAQ LISTING, MARGIN REGULATIONS AND EXCHANGE ACT REGISTRATION

     Possible Effects of the Offer on the Market for Shares. The purchase of Shares by Purchaser pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and will reduce the number of holders of Shares, which could adversely affect the liquidity and market value of the remaining Shares held by the public.

     Dorel intends to cause the delisting of the Shares by Nasdaq following consummation of the Offer.

     Nasdaq Listing. Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the standards for continued listing on Nasdaq. According to Nasdaq's published guidelines, the Shares would not be eligible to be included for listing if, among other things, the number of Shares publicly held falls below 100,000, the number of holders of Shares falls below 300 or the market value of such publicly held Shares is not at least $200,000. If, as a result of the purchase of Shares pursuant to the Offer, the Merger, the Stock Purchase Agreement or otherwise, the Shares no longer meet the requirements of Nasdaq for continued listing, the listing of the Shares will be discontinued. In such event, the market for the Shares would be adversely affected. In the event the Shares were no longer eligible for listing on Nasdaq, quotations might still be available from other sources. The extent of the public market for the Shares and the availability of such quotations would, however, depend upon the number of holders of such Shares remaining at such time, the interest in maintaining a market in such Shares on the part of securities firms, the possible termination of registration of such Shares under the Exchange Act as described below and other factors.

     Exchange Act Registration. The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application by Safety 1(st) to the Commission if the Shares are not listed on a "national securities exchange" and there are fewer than 300 record holders. The termination of the registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by Safety 1(st) to holders of Shares and to the Commission and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement in connection with stockholders' meetings pursuant to Section 14(a) or 14(c) of the Exchange Act and the related requirements of an annual report, and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions, no longer applicable to the Shares. In addition, "affiliates" of Safety 1(st) and persons holding "restricted securities" of Safety 1(st) may be deprived of the ability to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be eligible for Nasdaq reporting. Purchaser currently intends to seek to cause Safety 1(st) to terminate the registration of the Shares under the Exchange Act as soon after consummation of the Offer as the requirements for termination of registration are met.

     Margin Regulations. The Shares are currently "margin securities", as such term is defined under the rules of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of such securities. Depending upon factors similar to those described above regarding listing and market quotations, following the Offer it is possible that the Shares might no longer constitute "margin securities" for purposes of the margin regulations of the Federal Reserve Board, in which event such Shares could no longer be used as collateral for loans made by brokers. In addition, if registration of the Shares under the Exchange Act were terminated, the Shares would no longer constitute "margin securities".

14. CERTAIN CONDITIONS OF THE OFFER

     Notwithstanding any other provision of the Offer, but subject to the terms of the Merger Agreement, Purchaser shall not be required to accept for payment any Shares tendered pursuant to the Offer, and may extend, terminate or amend the Offer if (i) immediately prior to the expiration of the Offer, the Minimum Condition shall not have been satisfied, (ii) any applicable waiting period under the HSR Act shall not have expired or been terminated prior to the expiration of the Offer, or (iii) at any time on or after April 22, 2000 and prior to the Expiration Date, any of the following conditions shall exist:

     (a) any Governmental Entity shall have enacted, entered, promulgated or enforced a final and nonappealable injunction (which injunction the parties hereto shall have used their best efforts to lift), which (i) prohibits Dorel or Purchaser from owning or operating all of the material portions of the business and assets of Safety 1(st) and the Subsidiaries taken as a whole or (ii) prohibits the consummation of the Merger on the terms contemplated by the Merger Agreement (provided that the party seeking to rely upon this condition has fully complied with and performed its obligations pursuant to the Merger Agreement), or permanently enjoins the acceptance for payment of, or payment for, Shares pursuant to the Offer or the Merger;

     (b) (i) any of the representations and warranties of Safety 1(st) set forth in the Agreement which are qualified by a material adverse effect with respect to Safety 1(st) or words of similar effect shall not have been, or cease to be, true and correct (except to the extent such representations and warranties expressly relate to a specific date or as of the date of the Merger Agreement, in which case such representations and warranties shall not have been true and correct as of such date); or (ii) any of the representations and warranties of Safety 1(st) set forth in the Merger Agreement which are not so qualified shall not have been, or cease to be, true and correct (except to the extent such representations and warranties expressly relate to a specific date or as of the date hereof, in which case such representations and warranties shall not have been true and correct in all material respects as of such date), except for such inaccuracies as, individually or in the aggregate, would not have a material adverse effect with respect to Safety 1(st);

     (c) Safety 1(st) shall not have performed all obligations required to be performed by it under the Merger Agreement, including, without limitation, the covenants contained in Article VI or VII thereof, except where any failure to perform would, individually or in the aggregate, not materially impair or significantly delay the ability of Purchaser to consummate the Offer;

     (d) the Merger Agreement shall have been terminated in accordance with its terms;

     (e) any consent, authorization, order or approval of (or filing or registration with) any governmental commission, board, other regulatory body or other third party required to be made or obtained by Safety 1(st) or any of the Subsidiaries or affiliates in connection with the execution, delivery and performance of the Merger Agreement shall not have been obtained or made, except where the failure to have obtained or made any such consent, authorization, order, approval, filing or registration, would not have a material adverse effect with respect to Safety 1(st);

     (f) Safety 1(st) shall have executed a definitive agreement or agreement in principle with any person relating to an Acquisition Proposal with a person or entity other than Dorel or its affiliates;

     (g) the Board shall have (A) withdrawn, or modified or changed in a manner adverse to Dorel its approval or recommendation of the Merger Agreement or the Offer, or resolved to do any of the foregoing, and
          (B) determined in good faith, after consultation with its outside legal counsel and its financial advisor, that an Acquisition Proposal is a Superior Proposal; or

     (h) there shall have occurred, after the date of this Agreement, any change concerning Safety 1(st) or the Subsidiaries which has had a material adverse effect on the business, assets, results of operations or financial condition of Safety 1(st) and the Subsidiaries taken as a whole ("Material Adverse Change"), provided, however, that any change
          (i) that primarily results from the Merger Agreement, the Merger, the Offer and the transactions contemplated thereby or the announcement thereof, (ii) generally affecting the industries in which Safety 1(st) operates, including changes due to actual or proposed changes in law or regulations, or (iii) related to a general drop in stock prices in the United States shall be excluded in determining whether a Material Adverse Change has occurred.

     The foregoing conditions may be asserted by Dorel or Purchaser regardless of the circumstances (including, any action or inaction by Dorel or any of its affiliates other than a material breach of the Merger Agreement and are for the sole benefit of Purchaser and Dorel) giving rise to any such condition. The foregoing conditions may be waived by Purchaser or Dorel in whole or in part at any time and from time to time in their sole discretion. The failure by Dorel or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances; and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

15. CERTAIN LEGAL MATTERS AND REGULATORY APPROVALS

     General. Based upon its examination of publicly available information with respect to Safety 1(st) and the review of certain information furnished by Safety 1(st) to Dorel and discussions between representatives of Dorel with representatives of Safety 1(st) during Dorel's investigation of Safety 1(st) (see Section 10), neither Purchaser nor Dorel is aware of (i) any license or other regulatory permit that appears to be material to the business of Safety 1(st) or any of its subsidiaries, taken as a whole, which might be adversely affected by the acquisition of Shares by Purchaser pursuant to the Offer or (ii) except as set forth below, of any approval or other action by any domestic (federal or state) or foreign governmental authority which would be required prior to the acquisition of Shares by Purchaser pursuant to the Offer. Should any such approval or other action be required, it is Purchaser's present intention to seek such approval or action. Purchaser does not currently intend, however, to delay the purchase of Shares tendered pursuant to the Offer pending the outcome of any such action or the receipt of any such approval (subject to Purchaser's right to decline to purchase Shares if any of the conditions in
Section 14 shall have occurred). There can be no assurance that any such approval or other action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to the business of Safety 1(st), Purchaser or Dorel or that certain parts of the businesses of Safety 1(st), Purchaser or Dorel might not have to be disposed of or held separate or other substantial conditions complied with in order to obtain such approval or other action or in the event that such approval was not obtained or such other action was not taken. Purchaser's obligation under the Offer to accept for payment and pay for Shares is subject to certain conditions, including conditions relating to the legal matters discussed in this Section 15. See Section 14 for certain conditions of the Offer.

     State Takeover Laws. Safety 1(st) is incorporated under the laws of the Commonwealth of Massachusetts. The Massachusetts control share acquisition statute (the "Control Share Acquisition Statute") provides that shares acquired in a "control share acquisition" do not possess voting rights except to the extent authorized by a majority vote of the stockholders of Safety 1(st). A "control share acquisition" is defined as the acquisition by any person of beneficial ownership of shares of a Massachusetts corporation meeting certain criteria (Safety 1(st) meets such criteria) which, together with all other shares owned by such person, would entitle such person to vote or direct the voting of shares having voting power of (i) 20% to 33%, (ii) 33% to 50%, or
(iii) 50% or more; subject to certain exceptions, including that an acquisition of shares pursuant to a tender offer, merger or consolidation that is made pursuant to an agreement with the issuing corporation is not a control share acquisition.

     Safety 1(st) in its By-Laws has opted out of the Massachusetts Control Share Acquisition Statute.

     Pursuant to Sections 78 and 79 of Massachusetts Law, a merger with a Massachusetts corporation must be approved by a vote of at least two-thirds (or such lesser threshold equal to at least a majority, if so stated in a company's articles) of each class of stock outstanding of the Massachusetts corporation. Safety 1(st)'s Articles of Organization provide that a simple majority of stockholders may approve a merger under these sections.

     Pursuant to Section 82 of Massachusetts Law, each stockholder who objects to a merger may demand payment for such stockholder's stock. If the corporation and the stockholder cannot agree on the value of the stock, then such value shall be determined by the superior court of the county where the corporation has its principal offices.

     Safety 1(st), directly or through its Subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted takeover laws. Purchaser does not know whether any of these laws will, by their terms, apply to the Offer or the Merger and has not complied with any such laws. Should any person seek to apply any state takeover law, Purchaser will take such action as then appears desirable, which may include challenging the validity or applicability of any such statute in appropriate court proceedings. In the event it is asserted that one or more state takeover laws is applicable to the Offer or the Merger, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer, Purchaser might be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, Purchaser might be unable to accept for payment any Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer, and the Merger. In such case, Purchaser may not be obligated to accept for payment any Shares tendered. See
Section 14.

     Antitrust. Under the HSR Act and the rules that have been promulgated thereunder by the FTC, certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division and the FTC and certain waiting period requirements have been satisfied. The acquisition of Shares by Purchaser pursuant to the Offer are subject to such requirements. See Section 2.

     Pursuant to the HSR Act, Dorel expects to file a Premerger Notification and Report Form in connection with the purchase of Shares pursuant to the Offer with the Antitrust Division and the FTC on or about May 8, 2000. Under the provisions of the HSR Act applicable to the Offer, the purchase of Shares pursuant to the Offer may not be consummated until the expiration of a 15 calendar day waiting period following the filing by Dorel. Accordingly, the waiting period under the HSR Act applicable to the purchase of Shares pursuant to the Offer will expire at 11:59 p.m., New York City time, on or about May 23, 2000, unless such waiting period is earlier terminated by the FTC and the Antitrust Division or extended by a request from the FTC or the Antitrust Division for additional information or documentary material prior to the expiration of the waiting period. Pursuant to the HSR Act, Dorel has requested early termination of the waiting period applicable to the Offer. There can be no assurance, however, that the 15 day HSR Act waiting period will be terminated early. If either the FTC or the Antitrust Division were to request additional information or documentary material from Dorel with respect to the Offer, the waiting period with respect to the Offer would expire at 11:59 p.m., New York City time, on the tenth calendar day after the date of substantial compliance with such request. Thereafter, the waiting period could be extended only by court order. If the acquisition of Shares is delayed pursuant to a request by the FTC or the Antitrust Division for additional information or documentary material pursuant to the HSR Act, the Offer may, but need not, be extended and, in any event, the purchase of and payment for Shares will be deferred until 10 days after the request is substantially complied with, unless the waiting period is sooner terminated by the FTC and the Antitrust Division. Only one extension of such waiting period pursuant to a request for additional information is authorized by the HSR Act and the rules promulgated thereunder, except by court order. Any such extension of the waiting period will not give rise to any withdrawal rights not otherwise provided for by applicable law. See Section 4. It is a condition to the Offer that the waiting period applicable under the HSR Act to the Offer expire or be terminated. See Section 2 and Section 14.

     The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as the proposed acquisition of Shares by Purchaser pursuant to the Offer. At any time before or after the purchase of Shares pursuant to the Offer by Purchaser, the FTC or the Antitrust Division could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or seeking the divestiture of Shares purchased by Purchaser or the divestiture of substantial assets of Dorel, Safety 1(st) or their respective subsidiaries. Private parties and state attorneys general may also bring legal action under federal or state antitrust laws under certain circumstances. Based upon an examination of information available to Dorel relating to the businesses in which Dorel, Safety 1(st) and their respective subsidiaries are engaged, Dorel and Purchaser believe that the Offer will not violate the antitrust laws. Nevertheless, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if such a challenge is made, what the result would be. See Section 14 for certain conditions to the Offer, including conditions with respect to litigation.

16. FEES AND EXPENSES

     Except as set forth below, Purchaser will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer.

     Purchaser and Dorel have retained Innisfree M&A Incorporated, as the Information Agent, and Harris Trust Company of New York as the Depositary, in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telex, telecopy, telegraph and personal interview and may request banks, brokers, dealers and other nominee stockholders to forward materials relating to the Offer to beneficial owners. As compensation for acting as Information Agent in connection with the Offer, Innisfree M&A Incorporated will be paid reasonable and customary compensation for its services and will also be reimbursed for certain out-of-pocket expenses and may be indemnified against certain liabilities and expenses in connection with the Offer, including certain liabilities under the federal securities laws.

     Purchaser will pay the Depositary reasonable and customary compensation for its services in connection with the Offer, plus reimbursement for out-of-pocket expenses, and will indemnify the Depositary against certain liabilities and expenses in connection therewith, including under federal securities laws. Brokers, dealers, commercial banks and trust companies will be reimbursed by Purchaser for customary handling and mailing expenses incurred by them in forwarding material to their customers.

17. MISCELLANEOUS

     The Offer is being made solely by this Offer to Purchase and the related Letter of Transmittal and is being made to holders of Shares. Purchaser is not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto, Purchaser will make a good faith effort to comply with any such state statute. If, after such good faith effort, Purchaser cannot comply with any such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF PURCHASER OR SAFETY 1(ST) NOT CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

     Pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, Dorel and Purchaser have filed with the Commission the Schedule TO, together with exhibits, furnishing certain additional information with respect to the Offer. The Schedule TO and any amendments thereto, including exhibits, may be inspected at, and copies may be obtained from, the same places and in the same manner as set forth in Section 7 (except that they will not be available at the regional offices of the Commission).

                                          DIAMOND ACQUISITION SUBSIDIARY INC.

Dated: May 8, 2000

                                                                      SCHEDULE I

               INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE
                        OFFICERS OF DOREL AND PURCHASER

     1. Directors and Executive Officers of Dorel. The following table sets forth the name, current business address, citizenship and present principal occupation or employment, and material occupations, positions, offices or employments and business addresses thereof for the past five years of each director and executive officer of Dorel. Unless otherwise indicated, the current business address of each person is 1255 Greene Avenue, Suite 300, Westmount, Quebec, Canada H3Z 2A4. Unless otherwise indicated, each such person is a citizen of Canada and has held his or her present position as set forth below for the past five years. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to employment with Dorel.

NAME                                   PRESENT PRINCIPAL OCCUPATION AND FIVE YEAR EMPLOYMENT HISTORY
----                                   -------------------------------------------------------------
Martin Schwartz......................  President and Chief Executive Officer of Dorel
Jeff Segal...........................  Vice-President, Sales and Marketing of Dorel
Alan Schwartz........................  Vice-President, Operations of Dorel
Jeffrey Schwartz.....................  Vice-President, Finance of Dorel
Pierre Dupuis........................  Chief Operating Officer of Dorel. Prior to joining Dorel in
                                       October 1999, Mr. Dupuis held senior positions in building materials and printing industries in Canada and the United
                                       States
Frank Rana...........................  Treasurer, Corporate Controller of Dorel
Nick Costides........................  President of Cosco, Inc., a subsidiary of Dorel (United
                                       States citizen)
Richard Jackson......................  President of Ameriwood Industries Inc., a subsidiary of Dorel since 1998 and prior to that, President of Charleswood
                                       Corporation, a subsidiary of Dorel (United States citizen)
Robert Klassen.......................  Executive Vice-President, Chief Operating Officer of
                                       Ameriwood Industries Inc. since 1998 and prior to that, Chief
                                       Operating Officer of Ridgewood Corporation, a subsidiary of
                                       Dorel
Douglas Crozier......................  Chief Operating Officer of Dorel Home Products division since
                                       1994
Kees Spreeuwenberg...................  Managing Director of Maxi-Miliaan B.V., a subsidiary of Dorel
                                       (citizen of the Netherlands)
Michael Silberstein..................  President of Infantino, Inc., a subsidiary of Dorel (United
                                       States citizen)
Michael Caplan.......................  Managing Director of Dorel (U.K.) Limited since 1996. Prior to 1996, Mr. Caplan was Managing Director of Write On Demand
                                       and Stylus Music Limited (citizen of the United Kingdom)
Dr. Laurent Picard...................  Director of Dorel, Retired Professor of McGill University and
                                       a director of The Jean Coutu Group (PJC) Inc.
Bruce Kaufman........................  Director of Dorel, President, Kaufel Group Ltd.
Maurice Tousson......................  Director of Dorel, President, Medi-Trust Pharmacy Inc.

     2. Directors and Executive Officers of Purchaser. The following table sets forth the name, current business address, citizenship and present principal occupation or employment, and material occupations, positions, offices or employments and business addresses thereof for the past five years of each director and executive officer of Purchaser. Unless otherwise indicated, the current business address of each person is 1255 Greene Avenue, Suite 300, Westmount, Quebec, Canada H3Z 2A4. Unless otherwise indicated, each such person is a citizen of Canada, and each occupation set forth opposite an individual's name, refers to employment with Purchaser.

NAME                                   PRESENT PRINCIPAL OCCUPATION AND FIVE YEAR EMPLOYMENT HISTORY
----                                   -------------------------------------------------------------
Jeffrey Schwartz.....................  Treasurer of the Purchaser since 2000, Vice-President,
                                       Finance of Dorel
Frank Rana...........................  President and Vice-President and Secretary of the Purchaser
                                       since 2000, Treasurer of Dorel

                                                                     SCHEDULE II

                     MASSACHUSETTS BUSINESS CORPORATION LAW
                        CHAPTER 156B: SECTIONS 86 TO 98
                               DISSENTERS' RIGHTS

     Section 85. [Payment for Stock of Dissenting Stockholder].

     A stockholder in any corporation organized under the laws of Massachusetts which shall have duly voted to consolidate or merge with another corporation or corporations under the provisions of sections seventy-eight or seventy-nine who objects to such consolidation or merger may demand payment for his stock from the resulting or surviving corporation and an appraisal in accordance with the provisions of sections eighty-six to ninety-eight, inclusive, and such stockholder and the resulting or surviving corporation shall have the rights and duties and follow the procedure set forth in those sections. This section shall not apply to the holders of any shares of stock of a constituent corporation surviving a merger if, as permitted by subsection (c) of section seventy-eight, the merger did not require for its approval a vote of the stockholders of the surviving corporation.

     Section 86. [Right of Appraisal].

     If a corporation proposes to take a corporate action as to which any section of this chapter provides that a stockholder who objects to such action shall have the right to demand payment for his shares and an appraisal thereof, sections eighty-seven to ninety-eight, inclusive, shall apply except as otherwise specifically provided in any section of this chapter. Except as provided in sections eighty-two and eighty-three, no stockholder shall have such right unless (1) he files with the corporation before the taking of the vote of the shareholders on such corporate action, written objection to the proposed action stating that he intends to demand payment for his shares if the action is taken and (2) his shares are not voted in favor of the proposed action.

     Section 87. [Notice of Stockholders Meeting to Contain Statement as to Appraisal Rights].

     The notice of the meeting of stockholders at which the approval of such proposed action is to be considered shall contain a statement of the rights of objecting stockholders. The giving of such notice shall not be deemed to create any rights in any stockholder receiving the same to demand payment for his stock, and the directors may authorize the inclusion in any such notice of a statement of opinion by the management as to the existence or non-existence of the right of the stockholders to demand payment for their stock on account of the proposed corporate action. The notice may be in such form as the directors or officers calling the meeting deem advisable, but the following form of notice shall be sufficient to comply with this section:

     "If the action proposed is approved by the stockholders at the meeting and effected by the corporation, any stockholder (1) who files with the corporation before the taking of the vote on the approval of such action, written objection to the proposed action stating that he intends to demand payment for his shares if the action is taken and (2) whose shares are not voted in favor of such action has or may have the right to demand in writing from the corporation (or, in the case of a consolidation or merger, the name of the resulting or surviving corporation shall be inserted), within twenty days after the date of mailing to him of notice in writing that the corporate action has become effective, payment for his shares and an appraisal of the value thereof. Such corporation and any such stockholder shall in such cases have the rights and duties and shall follow the procedure set forth in sections 88 to 98, inclusive, of chapter 156B of the General Laws of Massachusetts."

     Section 88. [Notice to Objecting Stockholder that Corporate Action has become Effective].

     The corporation taking such action, or in the case of a merger or consolidation the surviving or resulting corporation, shall, within ten days after the date on which such corporate action became effective, notify each stockholder who filed written objection meeting the requirements of section eighty-six and whose shares were not voted in favor of the approval of such action, that the action approved at the meeting of the corporation of which he is a stockholder has become effective. The giving of such notice shall not be deemed to create any rights in any stockholder receiving the same to demand payment for his stock. The notice shall be sent by registered or certified mail, addressed to the stockholder at his last known address as it appears in the records of the corporation.

     Section 89. [Demand for Payment by Objecting Stockholder].

     If within twenty days after the date of mailing of a notice under subsection (e) of section eighty-two, subsection (f) of section eighty-three, or section eighty-eight any stockholder to whom the corporation was required to give such notice shall demand in writing from the corporation taking such action, or in the case of a consolidation or merger from the resulting or surviving corporation, payment for his stock, the corporation upon which such demand is made shall pay to him the fair value of his stock within thirty days after the expiration of the period during which such demand may be made.

     Section 90. [Determination of Value of Stock by Superior Court].

     If during the period of thirty days provided for in section eighty-nine the corporation upon which such demand is made and any such objecting stockholder fail to agree as to the value of such stock, such corporation or any such stockholder may within four months after the expiration of such thirty-day period demand a determination of the value of the stock of all such objecting stockholders by a bill in equity filed in the superior court in the county where the corporation in which such objecting stockholder held stock had or has its principal office in the commonwealth.

     Section 91. Bill in Equity to Determine Value of Stock of Objecting Stockholders on Failure to Agree on Value thereof etc.; Parties to Bill etc.; Service of Bill on Corporation; Notice to Stockholder Parties etc.

     If the bill is filed by the corporation, it shall name as parties respondent all stockholders who have demanded payment for their shares and with whom the corporation has not reached agreement as to the value thereof. If the bill is filed by a stockholder, he shall bring the bill in his own behalf and in behalf of all other stockholders who have demanded payment for their shares and with whom the corporation has not reached agreement as to the value thereof and service of the bill shall be made upon the corporation by subpoena with a copy of the bill annexed. The corporation shall file with its answer a duly verified list of all such other stockholders, and such stockholders shall thereupon be deemed to have been added as parties to the bill. The corporation shall give notice in such form and returnable on such date as the court shall order to each stockholder party to the bill by registered or certified mail, addressed to the last known address of such stockholder as shown in the records of the corporation, and the court may order such additional notice by publication or otherwise as it deems advisable. Each stockholder who makes demand as provided in section eighty-nine shall be deemed to have consented to the provisions of this section relating to notice, and the giving of notice by the corporation to any such stockholder in compliance with the order of the court shall be a sufficient service of process on him. Failure to give notice to any stockholder making demand shall not invalidate the proceedings as to other stockholders to whom notice was properly given, and the court may at any time before the entry of a final decree make supplementary orders of notice.

     Section 92. Bill in Equity to Determine Value of Stock of Objecting Stockholders on Failure to Agree on Value thereof, etc.; Entry of Decree Determining Value of Stocks; Date on which Value is to be Determined.

     After hearing the court shall enter a decree determining the fair value of the stock of those stockholders who have become entitled to the valuation of and payment for their shares, and shall order the corporation to make payment of such value, together with interest, if any, as hereinafter provided, to the stockholders entitled thereto upon the transfer by them to the corporation of the certificates representing such stock if certificated or, if uncertificated, upon receipt of an instruction transferring such stock to the corporation. For this purpose, the value of the shares shall be determined as of the day preceding the date of the vote approving the proposed corporate action and shall be exclusive of any element of value arising from the expectation or accomplishment of the proposed corporate action.

     Section 93. Bill in Equity to Determine Value of Stock of Objecting Stockholders on Failure to Agree on Value thereof, etc.; court may refer Bill, etc., to Special Master to hear Parties, etc.

     The court in its discretion may refer the bill or any question arising thereunder to a special master to hear the parties, make findings and report the same to the court, all in accordance with the usual practice in suits in equity in the superior court.

     Section 94. Bill in Equity to Determine Value of Stock of Objecting Stockholders on Failure to Agree on Value thereof, etc.; Stockholder Parties may be Required to submit their Stock Certificates for Notation thereon of Pendency of Bill, etc.

     On motion the court may order stockholder parties to the bill to submit their certificates of stock to the corporation for the notation thereon of the pendency of the bill, and may order the corporation to note such pendency in its records with respect to any uncertificated shares held by such stockholder parties, and may on motion dismiss the bill as to any stockholder who fails to comply with such order.

     Section 95. Bill in Equity to Determine Value of Stock of Objecting Stockholders on Failure to Agree on Value thereof, etc.; Taxation of Costs, etc.; Interest on Award, etc.

     The costs of the bill, including the reasonable compensation and expenses of any master appointed by the court, but exclusive of fees of counsel or of experts retained by any party, shall be determined by the court and taxed upon the parties to the bill, or any of them, in such manner as appears to be equitable, except that all costs of giving notice to stockholders as provided in this chapter shall be paid by the corporation. Interest shall be paid upon any award from the date of the vote approving the proposed corporate action, and the court may on application of any interested party determine the amount of interest to be paid in the case of any stockholder.

     Section 96. Stockholder Demanding Payment for Stock not Entitled to Notice of Stockholders' Meetings or to Vote Stock or to Receive Dividends, etc.; Exceptions.

     Any stockholder who has demanded payment for his stock as provided in this chapter shall not thereafter be entitled to notice of any meeting of stockholders or to vote such stock for any purpose and shall not be entitled to the payment of dividends or other distribution on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the date of the vote approving the proposed corporate action) unless:

     (1)  A bill shall not be filed within the time provided in section ninety;

     (2)  A bill, if filed, shall be dismissed as to such stockholder; or

     (3) Such stockholder shall with the written approval of the corporation, or in the case of a consolidation or merger, the resulting or surviving corporation, deliver to it a written withdrawal of his objections to and an acceptance of such corporate action.

     Notwithstanding the provisions of clauses (1) to (3), inclusive, said stockholder shall have only the rights of a stockholder who did not so demand payment for his stock as provided in this chapter.

     Section 97. Certain Shares paid for by Corporation to have Status of Treasury Stock, etc.

     The shares of the corporation paid for by the corporation pursuant to the provisions of this chapter shall have the status of treasury stock; or in the case of a consolidation or merger the shares or the securities of the resulting or surviving corporation into which the shares of such objecting stockholder would have been converted had he not objected to such consolidation or merger shall have the status of treasury stock or securities.

     Section 98. Enforcement by Stockholder of Right to Receive Payment for his Shares to be Exclusive Remedy; Exception.

     The enforcement by a stockholder of his right to receive payment for his shares in the manner provided in this chapter shall be an exclusive remedy except that this chapter shall not exclude the right of such stockholder to bring or maintain an appropriate proceeding to obtain relief on the ground that such corporate action will be or is illegal or fraudulent as to him.

                                                                    SCHEDULE III

                       SCHEDULE OF TRANSACTIONS IN SHARES
                            DURING THE PAST 60 DAYS

     No transactions were effected by or on behalf of Dorel or Purchaser or any directors or officers thereof within the past 60 days.

                                      III-1

     Manually signed facsimiles of the Letter of Transmittal, properly completed, will be accepted. The Letter of Transmittal and certificates evidencing Shares and any other required documents should be sent or delivered by each stockholder or his broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below.

                        The Depositary for the Offer is:

                        HARRIS TRUST COMPANY OF NEW YORK

                    By Mail:                               By Hand/Overnight Delivery:
              Wall Street Station                                 Receive Window
                 P.O. Box 1023                                  Wall Street Plaza
            New York, NY 10268-1023                         88 Pine Street, 19th Floor
               Tel: 212-701-7624                                New York, NY 10005
                                                                Tel: 212-701-7624

                               Other Information:

     Questions or requests for assistance may be directed to the Information Agent at its address and telephone number listed below. Additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be obtained from the Information Agent. A stockholder may also contact brokers, dealers, commercial banks or trust companies for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                           INNISFREE M&A INCORPORATED

                         501 Madison Avenue, 20th floor
                            New York, New York 10022
                                 (212) 750-5833
                         Call Toll Free: (888) 750-5834